Exhibit 10.87

Portions of this exhibit marked [*] are omitted and

are requested to be treated confidentially.

Execution Copy

LICENSE AGREEMENT

BETWEEN

Q-MED SCANDINAVIA INC.

AND

Q-MED AB

LICENSE AGREEMENT

This License Agreement is made and entered into this 2nd day of June, 2009 by and between Q-MED AB, a corporation of organized under the laws of the Kingdom of Sweden with corporate registration number 556258-6882 (“Q-Med”), and Q-MED SCANDINAVIA INC., a corporation organized under the laws of the State of Delaware (“QMS”). Each of Q-Med and QMS shall be referred to herein as a “Party” and collectively as the “Parties.”

BACKGROUND:

Q-Med and QMS are each engaged in the research, development and commercialization of pharmaceutical products and/or medical devices. Q-Med has developed its Deflux® and Solesta® products containing polymerized and cross-linked hyaluronic acid and dextranomer microspheres, wherein the hyaluronic acid is derived from non-animal sources, for the treatment of urinal incontinence and vesicoureteral reflux and fecal incontinence respectively. QMS possesses capabilities in the promotion and marketing of pharmaceutical products and/or medical devices. Q-Med desires to grant, and QMS desires to obtain, the rights and licenses set forth herein with respect to Licensed Products (as defined herein), upon the terms and conditions set forth in this Agreement (as defined herein).

The Parties agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. All capitalized terms not otherwise defined in this Agreement shall have the meaning given to such term in the QMS Supply Agreement. For the purposes of this Agreement, the following words and phrases shall have the following meanings:

“937 Patent” means the patent bearing U.S. Patent No. 5,827,937 and entitled “Polysaccharide gel composition” and any of its foreign counterparts, together with any extensions, reissues, continuations, divisionals, continuations-in-part, reexamination certificates, substitutions or renewals, supplemental protection certificates or certificates of inventions thereof.

“Actions” means any action, claim, suit, litigation, arbitration, investigation, notification or other proceeding brought by a Governmental Authority or other person.

“Affiliate” of an entity means any other entity that, directly or indirectly, controls, is controlled by, or is under common control with, the entity. For purposes of this definition, the ownership of 50% or more of the equity or voting interests in such other entity shall presumptively mean that such entity “controls” such other entity. An entity that is an investment company (including, for the avoidance of doubt, Oceana Holding, LLC), whether or not registered under the Investment Company Act of 1940, as amended, shall not be deemed an Affiliate of QMS.

“Agreement” means this Agreement and all schedules and exhibits attached hereto, as the same may be amended or supplemented from time to time in accordance with the terms hereof.

“ASP” means the Average Sales Price, which shall be calculated by dividing the Net Sales of Licensed Product in the applicable territory in a quarter or other measurement period agreed to by the parties, by the number of Units of Licensed Product reflected in such Net Sales.

“Business Day” means any day between and including Monday through Friday; provided, that, with respect to any payment to be made or forecast or notice to be provided hereunder by a Party, if the date on which such payment, forecast or notice is due falls on a national bank holiday (by law or executive order) in the country in which the principal place of business of either Party (or, in the case of a payment, only the paying Party) is located, such payment, forecast or notice shall be due on the next day on which banks in such country(ies) are open for business.

“Commercialization” or “Commercialize” means any and all activities directed to: (i) marketing, promoting, distributing, importing, offering to sell and/or selling the Licensed Products, including market research, seeking appropriate reimbursement, billing and coding support for physicians and clinics, product related public relations, planning, detailing, marketing, distribution, creative development of visual sales aids, direct mail, telemarketing and teledetailing, media placement and advertising, field marketing events, and sales meetings; and (ii) medical affairs support (including medical education programs, medical meetings and educational grants), regulatory affairs and quality assurance support (including adverse event reporting and post-market surveillance studies, whether for marketing purposes, post-marketing experience investigations, regulatory compliance or as a condition to obtaining, maintaining or amending a Regulatory Approval). For purposes of clause (i) of this definition, in reading Sections 2.4 and 3.1(b) below, this term shall include products other than Licensed Products.

“Commercially Reasonable Efforts” means, with respect to QMS, exerting such effort and employing such resources as would normally be exerted or employed by a U.S. specialty pharmaceutical company of comparable revenues, assets and committed capital resources as QMS, or, with respect to Q-Med, a Swedish medical device company, taking into account all relevant considerations including, the phase of development of, and technical risks relating to, the product, the development and proprietary positions of Third Parties, the regulatory structure involved, the likely cost of goods, the competitiveness and size of the relevant marketplace, and the potential profitability of the Licensed Product, when utilizing sound and reasonable scientific, business and medical practice and judgment.

“Confidential Information” shall have the meaning set forth in Section 10.1.

“Control” or “Controlled” means, with respect to any item of Information or any intellectual property right, the possession (other than pursuant to this Agreement) of the right or ability of a Party or any of its Affiliates to grant to the other Party or a Third Party access to and/or a license under such item or right as provided herein without violating the terms of any agreement or arrangement with any Third Party existing before or after the Effective Date.

“Deflux Product” means the product containing a biocompatible gel composition formed from polymerized and cross-linked hyaluronic acid and dextranomer microspheres, wherein the hyaluronic acid is derived from non-animal sources, that is a formulation contained in a disposable syringe, excluding the Deflux needle, as more specifically described on Schedule B attached to the QMS Supply Agreement, and as such Schedule B may be amended from time to time in accordance with Section 2.3 of the QMS Supply Agreement.

“Development Costs” means all expenses incurred by a Party or its Affiliates with respect to a particular development activity conducted under this Agreement and the activities referred to in Article III in accordance with the applicable protocols and/or Project Plans, including related budgets, as approved by the JSC, or as agreed in each case, measured as follows: (a) with respect to services provided directly by a Party or its Affiliates, at applicable standard hourly rates for each employee; and (b) all amounts paid to Third Parties with respect to such development, including payments to investigators and contract research organizations, data management, statistical designs and studies, document preparation and the acquisition of materials.

“Effective Date” means the date of the consummation of the transactions set forth in the SPA.

“FDA” means the U.S. Food and Drug Administration, or any successor regulatory agency in the U.S.

“FDCA” means the U.S. Federal Food, Drug, and Cosmetic Act of 1938, as amended (21 U.S.C. §§ 301 et. seq.), and its implementing regulations.

“GAAP” means U.S. generally accepted accounting principles, consistently applied.

“Governmental Authority” means any supranational, national, federal, state, provincial or local judicial, legislative, executive or regulatory authority.

“IDE” means an investigational device exemption or other application required to be submitted to Regulatory Authorities and be approved or otherwise legally effective before the commencement of any human clinical study of a Licensed Product.

“Improvements” means any improvement or modification of a then-existing Licensed Product (including new clinical uses of and modifications to the formulation), whether or not patented, in the Licensed Field.

“Information” means any and all know-how and information, trade secrets, clinical development and other technical and marketing information related to the Licensed Products (whether or not confidential, proprietary, patented or patentable), and all tangible embodiments of any of the foregoing in written, electronic or any other form, that are necessary or reasonably useful, in the ordinary course of business, for the use, distribution, importation or Commercialization of a Licensed Product in the Territory, including sales and marketing materials, and medical, clinical, pre-clinical, product development, stability, toxicological testing and other scientific data, relating to the Licensed Products; provided, however, that Information shall not include information that either Party is under an obligation to unrelated Third Parties not to disclose, such as patient data, and Information shall not include any non-public information from which any manufacturing process employed by or on behalf of Q-Med in the production of a Licensed Product can be derived by one reasonably skilled in the art and science of medical device, chemical and/or pharmaceutical manufacturing.

“Ireland Supply Agreement” means the Supply Agreement, dated as of the date hereof, between Cetacea Limited and Q-Med, as the same may be amended or supplemented from time to time in accordance with the terms thereof.

“Joint Patents” means any patent or patent application in the Territory claiming a Joint Invention, together with any extensions, reissues, continuations, divisionals, continuations-in-part, reexamination certificates, substitutions or renewals, supplemental protection certificates or certificates of inventions thereof.

“Licensed Field” means diagnosis, treatment or prevention of (a) urological indications including urinary and fecal incontinence, (b) gastroenterology focused indications involving the gastrointestinal tract including umbilical hernia, below, but not including, the vocal chords or (c) any combination of the foregoing.

“Licensed Product” means (a) the Deflux Product and Solesta Product and all Improvements thereof, and (b) all other biocompatible gel compositions containing polymerized and cross-linked hyaluronic acid, derived from a non-animal source, and dextranomer microspheres, and all Improvements thereof, that, in all such cases, is a formulation that is capable of being administered by an injection through a needle for use in the Licensed Field.

“Losses” means Q-Med Losses or QMS Losses, each as defined below, as the context requires.

“Manufacture” and “Manufacturing” and other forms of such words means the manufacturing, processing, filling, handling, storage, packaging and quality control testing (including in-process, raw materials, component, manufacturing product release and stability testing) of Licensed Products.

“Market Launch” means the first offer of a Licensed Product other than the Deflux Product for commercial sale to the public following Regulatory Approval.

“NASHA Trademark” has the meaning given in Section 2.1(c) below. For purposes of clarity, the NASHA Trademark shall not be deemed a Q-Med Trademark.

“Net Sales” means the gross sales invoiced to Third Parties by QMS, its Affiliates or Sublicensees for the Licensed Products in finished packaged form, less the following deductions, in accordance with GAAP (to the extent such amounts are included in the amount invoiced for such Licensed Product and are customary and reasonable):

(a) any refunds for rejects, defects and returned product (including those subject to recall), and trade, quantity, promotional, early payment and other customary discounts actually allowed and taken directly with respect to such sales; provided, that where any such discount is based on sales of a bundled set of products in which Licensed Product is included, the discount shall be allocated to such Licensed Product on a pro rata basis based upon the sales value (i.e. the unit average selling price in the prior quarter multiplied by the unit volume) of such Licensed Product relative to the sales value contributed by the other constituent products in the bundled set, with respect to such sale;

(b) any rebates or chargebacks (including rebates to governmental authorities and managed care organizations);

(c) any sales, use, occupation, or excise taxes, duties or other governmental charges imposed and paid with respect to the sale (including VAT), delivery or use of such Licensed Products (excluding national, state or local taxes based on net income or gross receipts taxes imposed in lieu of net income taxes);

(d) any freight, postage, or transportation insurance charges; and

(e) wholesaler or distributor fees for physical distribution of Licensed Products.

Notwithstanding the foregoing, (i) no discount, allowance, rebate, chargeback, or any similar amount, however designated, that is given or associated with the purchase by the Third Party of any product other than the Licensed Product, or with the purchase or provision of any service, shall be taken into consideration in calculating any deductions from the invoiced amount, and (ii) no deductions shall be taken for sales commissions and fees and other marketing and sales costs. Such amounts shall be determined from the books and records of QMS, its Affiliates and Sublicensees, all of which shall be maintained in accordance with generally accepted accounting principles, consistently applied. In the case of any sale of a Licensed Product for consideration other than cash, such as barter or countertrade, Net Sales shall be calculated on the fair market value of the consideration received. For the avoidance of doubt, sales on a named patient basis or for compassionate use shall be included in Net Sales.

For purposes of clarity, in calculating Net Sales of Licensed Products: (i) to a person who renders any service to a Selling Party, in no event shall the price of the Licensed Product be discounted to reflect any portion of such services, except for incidental distribution services customarily rendered by a seller of comparable products without charge; and (ii) sold in a bundle with other products, the price shall reflect the discount permitted under Section 5.8 below.

“Old Technology” has the meaning ascribed to the term “Technology” as defined in and as limited by the Biomatrix License Agreement.

“PMA Application” means a premarket approval application or submission under Section 510(k) or 515(c) of the FDCA requesting FDA’s approval to commercially sell and distribute a Licensed Product in the U.S., including all information submitted with or incorporated by reference therein.

“Prior Agreements” means, collectively:

(a) that certain Settlement Agreement dated as of September 28, 1999 by and between Biomatrix, Inc., and Bengt Agerup, Q-Med AB (publ), Medinvent, Qymed Sarl, Q-Med (UK) Ltd., Q-Med GmbH, Q-Med (Sweden) Australia Pty Ltd., Qvestor AB, Spectra Lab AB, Q-Med Inc., and Q-Med Scandinavia Inc.;

(b) that certain License Agreement dated as of September 28, 1999 by and between Biomatrix, Inc., and Bengt Agerup, Q-Med AB (publ), Medinvent, Qymed Sarl, Q-Med (UK) Ltd., Q-Med GmbH, Q-Med (Sweden) Australia Pty Ltd., Qvestor AB, Spectra Lab AB, Q-Med Inc., and Q-Med Scandinavia Inc. (the “Biomatrix License Agreement”); and

(c) that certain Royalty Agreement dated as of September 28, 1999, by and between by and between Biomatrix, Inc., and Bengt Agerup, Q-Med AB (publ), Medinvent, Qymed Sarl, Q-Med (UK) Ltd., Q-Med GmbH, Q-Med (Sweden) Australia Pty Ltd., Qvestor AB, Spectra Lab AB, Q-Med Inc., and Q-Med Scandinavia Inc.,

as each has been amended by that certain Amendment dated as of September 10, 2004 between and among Genzyme Corporation, as successor in interest to Biomatrix, Inc., and the other parties to each of the foregoing agreements.

“Project” shall have the meaning set forth in Section 3.1(a).

“Project Invention” means all Improvements, inventions, discoveries and improvements (whether or not patentable) that are conceived or first reduced to practice in the course of conducting a Project or otherwise performing services related to this Agreement by one or more individuals who are employees, agents, consultants or subcontractors of one of the Parties.

“Project Plan” shall have the meaning set forth in Section 3.4.

“Q-Med Copyrights” means any published or unpublished work related to Commercialization of the Licensed Products that is Controlled by Q-Med or any of its Affiliates at any time during the Term.

“Q-Med Domain Names” means all internet uniform resource locators and domain names related to the Commercialization of the Licensed Products that are Controlled by Q-Med or any of its Affiliates at any time during the Term. The Q-Med Domain Names in existence as of the Effective Date are as set forth on Schedule C hereto.

“Q-Med Field” means all uses outside the Licensed Field for: (a) the Solesta Product and all Improvements thereof; (b) the Deflux Product and all Improvements thereof; and (c) all other biocompatible gel compositions containing polymerized and cross-linked hyaluronic acid, derived from a non-animal source, and dextranomer microspheres, and all Improvements thereof that, in all such cases, is a formulation that can be administered by an injection through a needle.

“Q-Med Information” means all Information that is Controlled by Q-Med or any of its Affiliates at any time during the Term.

“Q-Med IP” means the Q-Med Copyrights, Q-Med Domain Names, Q-Med Patents, the Q-Med Trademarks and the Q-Med Information.

“Q-Med Losses” has the meaning given in Section 9.2 below.

“Q-Med Patents” means the patent and patent applications set forth on Schedule A hereto and any other patent or patent application in the Territory Controlled by Q-Med or any of its Affiliates at any time during the Term that covers the Licensed Product for use in the

Licensed Field, including composition of matter, formulations, kits, delivery devices, method of manufacturing or use, together with any extensions, reissues, continuations, divisionals, continuations-in-part, reexamination certificates, substitutions or renewals, supplemental protection certificates or certificates of inventions thereof.

“Q-Med Trademarks” means each trademark set forth on Schedule B, including marks subsequently added by Q-Med and such other trademarks as the Parties may mutually agree.

“QMS Losses” has the meaning given in Section 9.1 below.

“QMS Supply Agreement” means the Supply Agreement, dated as of the date hereof, between QMS and Q-Med, as the same may be amended or supplemented from time to time in accordance with the terms thereof.

“Regulatory Approval” means any and all approvals (including any necessary governmental price or reimbursement approvals), clearances, exemptions, licenses, registrations or authorizations of the applicable Regulatory Authority, necessary for the use, storage, import, promotion, marketing and sale of Licensed Product in the Licensed Field in the Territory, including approval of a PMA Application, provided, however, that for purposes of Article III, the phrase “in the Territory” shall be omitted.

“Regulatory Authority” means any competent or other governmental authority (whether supranational, national, foreign, federal, state, provincial, municipal or other) administrative agency or commission regulating the exportation, importation, use, or Commercialization of medical devices such as Licensed Products in any jurisdiction within the Territory, including the FDA, provided, however, that for purposes of Article III, the phrase “within the Territory” shall be omitted.

“Regulatory Filing” means the relevant application or submission for Regulatory Approval of a Licensed Product, including a PMA Application and all supplements, modifications, amendments, reports, submissions, records and other documents required to be filed with a Regulatory Authority in connection therewith.

“SEK” means Swedish Krona, the currency currently used in Sweden or the equivalent value in Euro if the Euro is adopted as the official currency used in Sweden at the official exchange rate.

“Solesta PMA Approval Clinical Trial” means the trial bearing identification number of 33 DA 0404 entitled “Randomized, Subject and Evaluator Blinded, Sham-Controlled, Multi-Center Study to Evaluate Efficacy and Safety of NASHA/Dx for the Treatment of Fecal Incontinence.”

“Solesta PMCS Trial” means the trial bearing identification number 33DA0605, called “Open Non-comparative Post-Marketing Multi-Center Study to Evaluate Safety and Efficacy of Solesta for the Treatment of Fecal Incontinence.

“Solesta Product” means the product containing a biocompatible gel composition formed from polymerized and cross-linked hyaluronic acid and dextranomer microspheres, wherein the hyaluronic acid is derived from non-animal sources, that is a formulation contained in a disposable syringe, as more specifically described on Schedule B attached to the QMS Supply Agreement, and as such Schedule B may be amended from time to time in accordance with Section 2.3 of the QMS Supply Agreement. Schedule B includes descriptions of the Solesta Product (i) as sold by Q-Med on the Effective Date and (ii) as currently being used in the PMA Approval Clinical Trial with respect to the gel composition and as intended to be sold in the Territory.

“SPA” means that certain Stock Purchase Agreement, dated as of April 22, 2009, entered into between Q-Med and Oceana Therapeutics LLC.

“Sublicensee” means an entity to which QMS grants a sublicense of its rights pursuant to Section 2.2 of this Agreement.

“Supply Agreements” means the Ireland Supply Agreement and the QMS Supply Agreement.

“Term” shall have the meaning set forth in Section 11.1.

“Territory” means the U.S.

“Third Party” means any person or entity other than Q-Med, QMS or their respective Affiliates or Sublicensees.

“Third Party IP” means any copyrights, domain names, patents and patent applications, trademarks and Information or other intellectual property rights owned or controlled by a Third Party.

“Units” means with respect to (a) the Solesta Product: a package containing four pre-filled syringes, each containing 1 ml of gel, plus five needles plus a package insert or instructions for use, or such other definition as the Parties shall designate in the event of modifications to the Solesta Product hereunder or pursuant to the QMS Supply Agreement; (b) the Deflux Product: a package containing one pre-filled syringe, containing 1 ml of gel, plus a package insert or instructions for use, or such other definition as the Parties shall designate in the event of modifications to the Deflux Product hereunder or pursuant to the QMS Supply Agreement, (c) other Licensed Products, such other definition as the Parties shall designate.

“U.S.” means the United States and its territories and possessions, including Puerto Rico.

1.2 Interpretation

(a) Whenever any provision of this Agreement uses the term “including” (or “includes”), such term shall be deemed to mean “including without limitation” or “including but not limited to” (or “includes without limitation” and “includes but is not limited to”) regardless of whether the words “without limitation” or “but not limited to” actually follow the term “including” (or “includes”);

(b) “Herein,” “hereby,” “hereunder,” “hereof,” and other equivalent words shall refer to this Agreement as an entirety and not solely to the particular portion of this Agreement in which any such word is used;

(c) All definitions set forth herein shall be deemed applicable whether the words defined are used herein in the singular or the plural;

(d) Unless otherwise provided, all references to Sections, Articles, Schedules and Appendices are to Sections, Articles, Schedules and Appendices of and to this Agreement;

(e) All references to days, months, quarters, or years are references to calendar days, calendar months, calendar quarters, or calendar years unless the term “Business Days” is used; and

(f) Any reference to any supranational, national, federal, state, local, or foreign statute or law shall be deemed to also refer to all rules and regulations promulgated thereunder, within any jurisdiction or jurisdictions subject thereto unless the context requires otherwise.

ARTICLE II

LICENSE GRANTS

2.1 Grant. Q-Med hereby grants to QMS:

(a) the exclusive (including with respect to Q-Med) license under the Q-Med IP to Commercialize, but not to develop or manufacture, the Licensed Products in the Territory for the Term of this Agreement. The exclusive nature of the foregoing license is subject to the rights granted pursuant to the Prior Agreements with respect to the Old Technology, including U.S. Patent No. 5,633,001. The foregoing includes the license described in Section 7.1 below. For avoidance of doubt, in no event shall QMS have any rights whatsoever outside of the Licensed Field. QMS may sublicense the rights granted under this Section 2.1(a) only to the extent provided in Section 2.2;

(b) a royalty-free, co-exclusive license with Q-Med under the Q-Med IP to conduct each Project or the activities in Section 3.5(b), for the account of Q-Med, which for the purpose of this Section 2.1(b) shall be considered a Project. The co-exclusive nature of the foregoing license is subject to the rights granted pursuant to the Prior Agreements with respect to the Old Technology, including U.S. Patent No. 5,633,001. QMS may grant sublicenses to such licenses to such Third Parties it may delegate the performance of work in respect of any Project to the extent permitted under, and subject to, the terms of Section 3.5(c); and

(c) a royalty-free, nonexclusive license to use the trademark “NASHA” (the “NASHA Trademark”) in accordance with and subject to the guidelines set forth in Schedule 2.1(c) hereto in connection with the exercise by QMS of the licenses granted in Section 2.1(a) above.

2.2 Right to Sublicense.

(a) QMS may sublicense the rights granted under Section 2.1(a), without any further right of sublicense, only as follows: to an Affiliate without the consent of Q-Med but may not grant a sublicense to a Third Party except upon the consent of Q-Med, which may not be unreasonably withheld, delayed or conditioned. Consent of Q-Med shall be deemed given if Q-Med fails to notify QMS in writing, of its refusal to consent within twenty (20) days of its receipt of notice of request for consent, accompanied by reasonably detailed and accurate information about the prospective sublicensee.

(b) Notwithstanding any sublicense granted hereunder, QMS shall in all events remain jointly and severally liable to Q-Med for compliance with the terms of this Agreement, including all diligence, payment and reporting obligations.

(c) QMS shall promptly provide Q-Med with a copy of all provisions of any sublicense agreement entered into pursuant to this Section 2.2, (which copy may redact financial terms) each of which shall include provisions regarding confidentiality, indemnity, reporting, audit rights, access to data and informational obligations (collectively “Required Provisions”) no less protective or comprehensive than those set forth in this Agreement and in the QMS Supply Agreement, and which shall name Q-Med as an intended third party beneficiary of such Required Provisions. No such agreement shall contain any provision purporting or having the effect of mitigating, abating or ameliorating the effect of the Required Provisions, or granting to such sublicensee the right to grant further sublicenses. All sublicenses granted in violation of this Section 2.2 are void ab initio.

2.3 [INTENTIONALLY OMITTED]

2.4 Exclusivity. During the Term of this Agreement: (a) except as expressly permitted in this Agreement, neither QMS nor any of its Affiliates shall conduct (nor grant any rights to Third Parties to conduct) any research, development, manufacturing or Commercialization activities, alone or with Third Parties, with respect to injectible bulking agent products for use in the Licensed Field; and (b) except as expressly permitted in this Agreement, neither Q-Med nor any of its Affiliates shall (i) Commercialize the Licensed Product in the Licensed Field, or (ii) exploit the Solesta or Deflux trademarks within or outside of the Licensed Field. Notwithstanding the foregoing, nothing herein shall in any way restrict the right of Q-Med to exploit the Q-Med Trademarks to identify itself as the manufacturer and developer of the Licensed Products.

2.5 Improvements.

(a) Q-Med. All Improvements Controlled by Q-Med or any of its Affiliates during the Term shall be included under the licenses granted to QMS under Section 2.1.

(b) QMS. To the extent permitted by any contractual arrangement by which QMS acquires Control of any Improvement, QMS hereby grants Q-Med a non-exclusive license, to use in the Q-Med Field throughout the Territory any Improvements Controlled by QMS or any of its Affiliates during the Term upon terms and conditions to be mutually agreed upon by the parties. Q-Med may further sublicense any of its rights granted under this Section 2.5(b) other than to a Third Person reasonably determined by QMS to be then competing with QMS.

2.6 Reservation of Rights; No Implied Rights. Except as expressly stated herein, QMS shall have no other right to use, or interest in, the Q-Med IP or the Licensed Products.

ARTICLE III

DEVELOPMENT

3.1 Development of Licensed Products.

(a) Subject to Section 3.5 below, the Parties shall conduct collaborative development projects (i) to control or conduct any then on-going or future clinical trials with respect to Licensed Products, and (ii) to identify and develop Improvements to the Deflux Product and Solesta Product and additional Licensed Products, including additional clinical uses and new formulations or product design in the Licensed Field (each such development project in (i) and (ii) above shall be referred to as a “Project”). Q-Med will participate in assisting QMS in performing clinical studies as agreed between the parties in each case at QMS’ cost, unless otherwise agreed. For clarity, any pre-clinical and clinical activities associated with the first Solesta Product in the U.S., including the Solesta PMA Approval Clinical Trial, shall not be a Project.

(b) Notwithstanding the foregoing or anything else to the contrary in this Article III, Article IV or otherwise, (i) the Parties shall not develop a Project or Licensed Product if Q-Med upon written notice and explanation to QMS, reasonably determines that such development may adversely affect the Commercialization of Q-Med’s other products containing polymerized and cross-linked hyaluronic acid and with or without dextranomer microspheres, wherein the hyaluronic acid is derived from non-animal sources; and (ii) subject to Section 2.5, Q-Med may undertake any preclinical development of such Improvements and other Licensed Products on its own if it so chooses; provided, however, that upon the determination by Q-Med in its reasonable discretion that such development may have commercial application in the Licensed Field, Q-Med will in good faith discuss further development of such Improvement or Licensed Product with the JSC (as defined in Section 3.2 below).

3.2 Joint Steering Committee. The Parties shall create a Joint Steering Committee (the “JSC”) to oversee and coordinate the performance of the Projects and the Commercialization of the Licensed Products. The tasks of the JSC will be (a) to facilitate the management and implementation of activities under each Project Plan, (b) to review and approve updated versions of each Project Plan (including related budgets), (c) to review pre-clinical and clinical development activities related to Licensed Products and Improvements thereto, (d) to provide a mechanism for exchange of information, including information related to development of Licensed Products, including Improvements thereto and the Q-Med IP licensed hereunder or under that certain license agreement between Q-Med and Cetacea Limited of even date

(“Ireland License Agreement”), (e) to review and discuss the annual global Marketing Plans, and (f) to review and consider regulatory strategy and cooperative regulatory compliance for the period prior to the receipt of the relevant Regulatory Approvals and thereafter; provided that nothing in this Article III is intended to relieve either Party of its obligation to ensure that its own activities comply in all material respects with the FDCA and FDA’s regulations thereunder and other comparable regulatory requirements throughout the world.

3.3 Committee Membership and Procedures.

(a) Membership. Each Party will designate two representatives to serve as members of the JSC, one of which shall be employed in a business or commercial management position and one of which shall be employed in a research and development function. Each Party may replace its Committee representatives at any time upon written notice to the other Party. Q-Med shall designate one of its representatives on the JSC as the chairperson. The chairperson shall be responsible for calling meetings, preparing and circulating an agenda in advance of each meeting of the JSC, and preparing and issuing minutes of each meeting within 30 days thereafter; provided, that the chairperson shall call a meeting promptly upon the written request of QMS to convene such a meeting. Such minutes will not be formalized until the chairperson and a representative of QMS review and confirm the accuracy of such minutes in writing.

(b) Meetings. The JSC shall hold meetings at such times as it elects to do so, but at least semi-annually or at such other times as the Parties may mutually agree. Meetings may be held in person or by means of telecommunication (telephone, video, or web conferences). Other employees of each Party involved in the development or Commercialization of Licensed Products may attend meetings as nonvoting participants, and, with the consent of each Party, consultants, representatives, or advisors involved in the development or Commercialization of the Licensed Products may attend meetings as nonvoting observers; provided, that such Third Party representatives are under obligations of confidentiality and non-use comparable to those imposed on the Parties herein.

(c) Limitations of Committee Powers. The JSC shall have only such powers as are specifically delegated to it hereunder and will not be a substitute for the rights of the Parties. Without limiting the generality of the foregoing, the JSC shall not have any power to amend this Agreement.

(d) Decision-Making. The JSC shall take all actions by unanimous vote with each Party having a single vote, irrespective of the number of representatives actually in attendance at a meeting, or by a written unanimous resolution signed by all designated representatives of each of the Parties. If the JSC fails to reach unanimous consent on a particular matter within [*] days of a Party having requested a formal vote on such matter, then either Party may provide written notice of such failure to the Chief Executive Officer of the other Party. The Chief Executive Officers of each of the Parties will discuss such matter on which the JSC failed to reach unanimous consent and use their good faith efforts to resolve the matter within [*] days after receipt of such notice. Notwithstanding the foregoing, if the Chief Executive Officers are unable to reach an agreement within such [*] day period, regarding a matter that is primarily related to Commercialization then, subject to the provisions of Section 3.1(b) and 3.5(a) with respect to Q-Med’s right not to perform certain development work, QMS shall have final decision making authority on such matter.

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

3.4 Projects and Project Plans. Either Party may make a written proposal to the JSC regarding the development of a Project. Such proposal shall include (a) any data and other information in its possession which may be relevant to the proposed Project, (b) a reasonably detailed outline of the major development activities (including any activities required to obtain Regulatory Approval for such proposed Project, if applicable) including a timeline for performing such activities, (c) actual Development Costs previously incurred (if any) and an estimated budget for the anticipated Development Costs for such proposed Project, and (d) preliminary information about the commercialization of such proposed Project, such as projected sales, projected costs of goods sold and projected ASP. The Parties shall establish and maintain a written plan for the development of each Project the JSC elects to undertake, which plan shall identify the tasks to be conducted by each Party consistent with this Article III, timelines and budgets for Development Costs (a “Project Plan”). Upon inclusion of each Project for which Q-Med may have commenced work prior to its designation as a Project, QMS shall reimburse Q-Med for all actual Development Costs incurred prior to such inclusion as described in the associated Project Plan.

3.5 Project Activities. In respect of each Project, each of the Parties shall use Commercially Reasonable Efforts to conduct such activities as are assigned to it in the applicable Project Plan. The Parties shall generally conduct the following activities:

(a) Q-Med. Q-Med shall conduct: (i) all pre-clinical development activities that are required by a PMA Application or other Regulatory Approval, (ii) all development of all formulations (including any mutually agreed changes) of a Licensed Product, (iii) all development and other activities related to any commercial manufacturing of a Licensed Product, including the production of validation batches and conducting stability studies, and (iv)

clinical work with respect to a Licensed Product, if and to the extent the Parties so agree. Notwithstanding the foregoing, Q-Med shall not be required to perform any development work to the extent a Licensed Product or any component thereof, in the Project as then proposed, is not a “device” under the FDCA or a “medical device” under the EU Medical Device Directive (93/42/EEC). The Parties agree that the immediately preceding sentence shall not apply to the current Solesta Product and its components.

(b) QMS. QMS shall conduct, for the account of Q-Med, (i) all clinical work with respect to a Licensed Product (except as otherwise agreed by the Parties or as otherwise set forth in subsection (a)(iv) above), and (ii) except as provided in Section 3.5(a) above, all other development activities required to obtain Regulatory Approval, including clinical development and, subject to Section 4.3(b), the preparation and submission of all Regulatory Filings. QMS shall inform Q-Med, through the JSC and in writing, of the draft protocols for such clinical studies, or for clinical studies for which Q-Med is responsible pursuant to Section 3.5(a)(iv), for Q-Med’s timely review and input before commencement of any clinical studies and will consider in good faith all comments provided by Q-Med. QMS shall have the right to determine all final protocols so long as they conform to GCP (“Good Clinical Practice”), the then current Project Plan, if applicable, and the other requirements under this Agreement.

(c) Third Parties. Each Party may use Third Parties to perform portions of the development work assigned to it under a Project Plan, provided, that a Party shall have the right to consent to any such Third Party proposed to be used by the other Party to which the other Party would disclose any Confidential Information of the non-disclosing Party; further provided, that if consent is required, such consent may be granted or withheld in such party’s sole discretion and, if such consent is given, (i) each Party shall provide in any agreement for such

Third Party services allocations of intellectual property rights and for obligations of confidentiality and record-keeping that are consistent with the terms of this Agreement; and (ii) the delegating Party shall be jointly and severally liable hereunder to the other Party for the performance of all obligations of the delegating Party and grant of all rights by the delegating Party as if the delegating Party were performing such work itself.

(d) Development Costs. QMS shall perform its activities under each Project Plan at its own expense. QMS shall reimburse Q-Med for all actual Development Costs incurred by Q-Med to conduct its activities in accordance with any approved Project Plan, including Third Parties engaged by Q-Med to conduct pre-clinical activities on its behalf, or to conduct activities otherwise requested by QMS. All Development Costs so required to be reimbursed by QMS shall be paid monthly as invoiced by Q-Med specifying such Development Costs with reasonable particularity with payment due within [*] days from the date of receipt of the invoice. An invoice sent by Q-Med to QMS in the manner described in the introductory provisions of Section 12.6 below shall be deemed received on the relevant date determined in accordance with Section 12.6. Invoices shall be directed to: Chief Operating Officer and copies need not be sent to counsel.

(e) Audit Rights. Each Party shall keep, and cause its Affiliates and any permitted Third Parties to keep, complete and accurate records in sufficient detail to enable a calculation of Development Costs. For the sole purpose of verifying such Development Costs, a Party (the “Auditing Party”) shall have the right no more than one time each year during the Term and for a period of one year thereafter, at the Auditing Party’s own expense, to have an independent certified public accountant reasonably acceptable to the other Party examine the

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

relevant books and records of the other Party for the [*] preceding such examination in the location(s) where such records are maintained by the other Party or its Affiliates (the “Audited Party”) upon reasonable notice and during regular business hours. Results of such review shall be made available to the Audited Party. The records and results of such audits shall be deemed Confidential Information of the Audited Party. Any overpayment or underpayment of the Development Costs as required under this Agreement shall be promptly rectified, together with interest calculated in the manner provided in Section 6.6. The Auditing Party shall pay for all costs associated with any audit; provided that if a determination is made that the Development Costs reimbursed with respect to any year was more than [*] of the actual Development Costs properly reimbursable with respect to such year, the Audited Party shall promptly reimburse the Auditing Party for the reasonable costs, fees and expenses of such examination.

3.6 Intellectual Property.

(a) Hyaluronic Acid. Subject to the licenses granted to QMS under Section 2.1 or under the Ireland License Agreement, Q-Med shall own the entire right, title and interest in and to all Project Inventions (and patents and other intellectual property rights thereto) comprising formulations or methods of manufacturing of polymerized and cross-linked hyaluronic acid, with or without dextranomer microspheres, wherein the hyaluronic acid is derived from non-animal sources, that are made by employees or others acting on behalf of either Party (or solely by such persons and Third Parties performing work under a Project).

(b) Other Q-Med Sole Inventions. Subject to the licenses granted under Section 2.1 or under the Ireland License Agreement, Q-Med shall own the entire right, title and interest in and to all Project Inventions (and patents and other intellectual property rights thereto)

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

made solely by its employees or others (other than QMS and its Affiliates, and their employees and consultants) acting on behalf of Q-Med (or solely by such persons and Third Parties performing work under a Project), and all Project Inventions (and patents and other intellectual property rights thereto), regardless of by whom made, that relate to the formulation of a Licensed Product.

(c) Other QMS Sole Inventions. Except as provided in paragraphs (a) and (b) above and subject to the licenses granted to Q-Med under Sections 2.1(b) and 2.5(b) and under the Ireland License Agreement, QMS shall own the entire right, title and interest in and to all Project Inventions (and patents and other intellectual property rights thereto) made solely by its employees or others (other than Q-Med and its Affiliates, and their employees and consultants) acting on behalf of QMS (or solely by such persons and Third Parties performing work under a Project).

(d) Other Joint Inventions. Except as provided in paragraph (a) above, the Parties shall jointly own all Joint Inventions (and patents and other intellectual property rights thereto). “Joint Inventions” means all Project Inventions for which it is determined that both: (i) one or more employees, consultants or agents of Q-Med or any of its Affiliates or any other persons obliged to assign such Project Invention to Q-Med or any of its Affiliates; and (ii) one or more employees, consultants or agents of QMS or any of its Affiliates or any other persons obliged to assign such Project Invention to QMS or any of its Affiliates, are joint inventors of such Project Invention under applicable patent laws, exclusive, however, of Project Inventions that would otherwise qualify as Joint Inventions but which shall be Q-Med Inventions pursuant to paragraph (b) above. Subject to the rights granted each Party under this Agreement, each Party shall have the right to use Joint Inventions and Joint Patents without the consent of or accounting to the other Party unless the law of such country does not allow the parties to waive such accounting.

(e) Invention Assignments. Each Party hereby assigns to the other Party all of its right, title and interest in and to the Information and all associated intellectual property rights to be solely owned by the other Party in accordance with this Section 3.6. Each Party hereby assigns to the other Party an undivided one-half interest in all of its right, title and interest in and to the Information and all associated intellectual property rights to be jointly owned by the other Party in accordance with this Section 3.6. Each Party agrees to take all necessary and proper acts, and shall cause its employees, Affiliates, contractors and consultants to take such necessary and proper acts, to effectuate the ownership provisions set forth in this Section 3.6, including obtaining all assignments from, and making all payments to, all the inventors of any invention included within the intellectual property rights referred to in this Section 3.6 as required under its contractual obligations or under any applicable laws.

ARTICLE IV

REGULATORY

4.1 QMS Regulatory Obligations. Except as set forth in Section 4.3(b), as between the Parties, QMS will be responsible for seeking Regulatory Approvals of Licensed Products in the Territory that have not heretofore been obtained, including any PMA Application, and for maintaining all Regulatory Approval of Licensed Products, in all cases at its expense, and to take all necessary steps appertaining thereto. QMS will use Commercially Reasonable Efforts to compile, submit, and prosecute in a timely manner, all necessary data, documents and Regulatory Filings (including labeling) in a format acceptable to the FDA.

4.2 Q-Med Obligations.

(a) Solesta.

(i) Pre-Clinical Studies. In connection with the further development activities conducted pursuant to Article III or as may be required for approval of the Solesta Product in the U.S., Q-Med, itself or through Third Parties, shall conduct all pre-clinical development activities concerning the biocompatible gel composition containing polymerized and cross-linked hyaluronic acid, derived from a non-animal source, and dextranomer microspheres used as a Licensed Product (or as an ingredient thereof) that are necessary for achieving Regulatory Approval of such Licensed Product in the U.S. for any indication in the Licensed Field. Q-Med will bear all Development Costs for all such current pre-clinical studies required to be conducted by the FDA relating to the approval of the first Solesta Product in the U.S. Should FDA require additional pre-clinical studies to be performed, the parties shall share the costs for such additional pre-clinical studies.

(ii) Clinical Studies. Notwithstanding anything herein to the contrary, Q-Med will continue to conduct the ongoing Solesta PMA Approval Clinical Trial relating to obtaining Regulatory Approval for the Solesta Product in the U.S. and the Solesta PMCS Trial in a timely manner. Q-Med shall, additionally, provide updates to QMS from time to time concerning the status of the Solesta PMA Approval Clinical Trial and Solesta PMCS Trial, as reasonably requested by QMS. For clarity, such ongoing Solesta PMA Approval Clinical Trial and Solesta PMCS Trial shall not be a Project or proposed under a Project Plan. The Parties shall share the Development Costs relating to the clinical studies in accordance with and identified on Schedule 4.2(a)(ii) hereto.

(b) Information. Q-Med shall provide to QMS any information required and reasonably necessary for QMS to prepare or maintain any Regulatory Approval.

4.3 Ownership of Regulatory Approvals.

(a) [INTENTIONALLY OMITTED]

(b) Future Approvals.

(i) Solesta. Q-Med will prepare the PMA Application in a timely manner for the first Solesta Product in the U.S. (the “Solesta PMA”) and will consider in good faith all comments provided by QMS with respect thereto. Q-Med shall appoint QMS, and QMS agrees to be appointed, as Q-Med’s local agent for purposes of the PMA Application. Final labeling with respect to such Solesta Product shall be subject to the consent of QMS, which shall not be unreasonably withheld, delayed or conditioned. In all events, QMS shall permit and enable Q-Med to participate in all communications with the FDA with respect to the Solesta PMA. Upon its issuance, Q-Med shall assign the Solesta Product PMA to QMS.

(ii) Other Licensed Products. All other IDE’s, PMA Applications and other Regulatory Approvals for the sale of Licensed Products during the Term of this Agreement submitted or amended after the Effective Date shall be prepared and submitted by QMS in its name.

(iii) Costs. Except as provided in Subsection 4.2(a) QMS shall bear all Development Costs incurred with respect to achieving Regulatory Approvals of the first Solesta product in the Territory, including PMA submission fees, and all Development Costs incurred with respect to achieving Regulatory Approval of all other Licensed Products.

(iv) Cooperation. Q-Med shall use Commercially Reasonable Efforts to provide Information to QMS to assist QMS to respond to questions from the FDA and other Regulatory Authorities.

4.4 Adverse Event Reporting. Promptly after the date hereof, each Party shall develop and agree upon safety data exchange procedures governing the coordination of collection, investigation, reporting, and exchange of information concerning adverse events, and product complaints involving adverse events, sufficient to permit each Party to comply with its vigilance and medical device reporting and other legal obligations to the appropriate Regulatory Authorities, including, in the case of Q-Med, any such obligations in respect of other products containing hyaluronic acid that are manufactured or sold by Q-Med and in respect of the activities related to the Licensed Products undertaken by Q-Med prior to the Effective Date. The safety data exchange procedures will be promptly updated if required by changes in legal requirements or by agreement between the Parties. QMS shall be responsible for reporting all adverse events to the appropriate Regulatory Authorities in the Territory in accordance with applicable laws and regulatory requirements and for establishing and maintaining all required files of product complaints and reportable events. QMS shall ensure that its Affiliates and Sublicensees comply with all such reporting obligations.

ARTICLE V

COMMERCIALIZATION

5.1 Commercialization and Market Launch

(a) General. QMS shall use Commercially Reasonable Efforts to optimize Commercialization of the Licensed Products in the Territory.

(b) Deflux Product and Solesta Product in the Territory. QMS shall undertake the following activities, at appropriate times during the Solesta Product and Deflux Product life cycle: (i) provide a U.S. sales organization to promote the Deflux Product and the Solesta Product, including sales, sales training and marketing management personnel and product related injection procedure training for users; (ii) conduct marketing programs in the U.S., including advertising and creative development of visual sales aids, product and disease/defect related public relations, direct mail, media placement, and field marketing events;

(iii) sponsor or provide medical education, advocate development and training relating to the Deflux Product and Solesta Product in the U.S., including support from scientific affairs liaisons; (iv) seek appropriate reimbursement coding in the U.S., including appropriate billing and coding support to physicians and clinics, and use Commercially Reasonable Efforts to obtain separate product codes issued by, for example, the Centers for Medicare and Medicaid Services (CMS), and specific procedure codes for the Solesta Product and procedures for use in the Licensed Field in the U.S., including support from account management personnel with appropriate managed care or third party payor organizations; and (v) to support the market opportunity for the Deflux Product and Solesta Product in the U.S. For purposes of this Section 5.1(b), subsections (i) through (v) above shall be defined as “Commercialization Activities.”

(c) Certain Solesta Product Obligations. Within [*] months of receipt of Regulatory Approval in the U.S., QMS shall cause the Market Launch for the Solesta Product (or any other time as the Parties may agree upon in writing and subject to receipt by QMS of launch supplies of the Solesta Product from Q-Med ordered under the QMS Supply Agreement).

(d) Other Licensed Products in the Territory. QMS shall use Commercially Reasonable Efforts to Commercialize any Improvement to the Deflux Product and Solesta Product, and any other Licensed Product, in the U.S. within [*] months (or any other time as the Parties may agree upon in writing) following the grant of Regulatory Approval with respect thereto.

5.2 Performance Requirements and Commercialization Activities for the Deflux Product and Solesta Product and Improvements thereof.

(a) Solesta Product and Improvements in the Territory.

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

(i) Without limiting the foregoing, QMS shall spend not less than an aggregate of U.S. [*] on Commercialization Activities with respect to the Solesta Product (including Improvements thereof) in the U.S. during the period from the Effective Date through the first anniversary of Market Launch of the Solesta Product in the U.S. less the expenses for the Solesta PMCS Trial and the Solesta PMA Approval Clinical Trial (collectively, the “Solesta Clinical Trials”) paid by QMS.

(ii) In addition, for the initial [*] month period after the [*] anniversary of Market Launch of the Solesta Product in the U.S. QMS shall expend an amount on Commercialization Activities for Solesta Products (including Improvements thereof) that is not less than [*] of the Net Sales of all such Solesta Products during such [*] month period, less the expenses for the Solesta Clinical Trials paid by QMS.

(iii) For each subsequent [*] month period, and no later than [*] days prior to the commencement of each such [*] month period, Q-Med and QMS will in good faith agree upon Unit target sales goals in the Territory for such period, which target, for the first [*] such periods, shall in no event be lower than the higher of [*] in the immediately preceding period.

(b) INTENTIONALLY OMITTED

(c) Deflux Product and Improvements in the Territory. Commencing on [*] and for each subsequent [*] month period, and no later than [*], and [*] days prior to the commencement of each such subsequent month period, Q-Med and QMS will in good faith agree upon Unit target sales goals in the U.S. for such period, which target, for the first [*] such periods, shall in no event be lower than [*] Units.

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

(d) INTENTIONALLY OMITTED

(e) Elimination of Minimum Unit Sales Requirements. Notwithstanding the foregoing, if Unit sales of Deflux equal or exceed [*] in the U.S. for any corresponding [*] month period, then any further minimum Unit sales requirements hereunder will be eliminated for such Product in the U.S.

(f) Sales of Other Licensed Products. The Parties will negotiate in good faith the establishment of performance requirements with respect to Commercialization Activities for other Licensed Products, if any, anywhere in the Territory.

5.3 Failure to Commercialize.

(a) Loss of Exclusivity. If QMS fails timely to expend the amounts required under Sections 5.2(a)(i) or 5.2(a)(ii) above, or fails in any [*] years to achieve the sales targets set forth in Section 5.2(a)(iii), Q-Med shall have an exclusive right, but not an obligation, at its sole discretion, to convert the license granted under section 2.1 with respect to the Solesta Product and its Improvements into a non-exclusive license for the balance of the Term. If QMS fails in any [*] years to achieve the sales targets set forth in Section 5.2(c) or 5.2(d), Q-Med shall have the right (the “Sales Shortage Conversion Right”), but not an obligation, at its sole discretion, to convert the license granted under Section 2.1, with respect to the Deflux Product and its Improvements into a non-exclusive license for the balance of the Term. Q-Med shall give QMS at least [*] days’ written notice prior to exercising such right (“Conversion Date”). QMS shall thereupon have the right to terminate the Sales Shortage Conversion Right by paying to Q-Med, prior to the Conversion Date, an amount [*].

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

(b) Regulatory Approvals. If at any time a license granted hereunder by Q-Med to QMS with respect to a Licensed Product shall cease to be exclusive, QMS shall take such actions, at the expense of Q-Med, as are within its control as shall be reasonably necessary to enable Q-Med to Commercialize such Licensed Product in the relevant jurisdiction.

5.4 Marketing Plans. Commencing in October, 2009 and thereafter prior to October 31 of each year, QMS shall submit to Q-Med its regularly prepared annual marketing plans for the Licensed Products for the following year, such plans to include plans relating to the pre-launch, Market Launch, promotion and sale of the Licensed Products, including the number of sales representatives and the general nature of the marketing and advertising campaigns proposed to be conducted (the “Marketing Plans”). The Marketing Plans shall be designed to fulfill QMS’ undertakings pursuant to this Article V.

5.5 Prohibited Marketing and Sales Activities.

(a) QMS shall cause its and its Affiliates’ and permitted Sublicensees’ sales representatives to Commercialize a Licensed Product only for use in the Licensed Field. For purposes of clarity, QMS (and its Affiliates and permitted Sublicensees) shall have the right to promote Licensed Products to physicians and medical health care professionals in practice areas other than gastroenterology and urology, so long as the promotional messages are related to the use of the Licensed Products in the Licensed Field.

(b) Each Party shall use Commercially Reasonable Efforts to police the Commercialization of the Licensed Products to ensure that (i) as to QMS, Licensed Products sold by QMS, its Affiliates and Sublicensees and distributors are not used outside the Licensed Field, and (ii) as to Q-Med, Licensed Products sold by Q-Med, its Affiliates and sublicensees and distributors are not used in the Licensed Field (in each of (i) and (ii), an “Out of Field Use”). If either Party believes that Licensed Products have been or are being used or Commercialized for an Out-of-Field Use, such Party, without limiting its rights or remedies otherwise available under this Agreement, shall present the other Party with such evidence of such Out-of-Field Use available to such Party. Subject to the right to dispute such claim, the other Party shall use Commercially Reasonable Efforts promptly to cause such Out-of-Field Use to cease.

5.6 Compliance with Laws. Each Party shall, and shall cause its Affiliates and Sublicensees to, comply in all material respects with all applicable laws, statutes, rules, regulations, ordinances, and compulsory directives, guidances, policies or pronouncements of law, of any Governmental Authority, including the federal Anti-kickback Statute (42 U.S.C. § 1320a-7b(b)), the administrative simplification provisions of the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), and the FDCA, and the regulations promulgated pursuant to such laws, and comparable foreign, national, multi-national, supranational, provincial and local laws, statutes, rules, regulations, ordinances and compulsory directives, guidances, policies or pronouncements of law, of any Governmental Authority (collectively “Laws”) that pertain to the activities for which such Party is responsible under this Agreement or the QMS Supply Agreement, including maintaining in full force and effect or renewing any permits or applications necessary for such activities. The termination or expiration of this Agreement shall not relieve either Party of its responsibility to comply in all material respects with any regulatory requirements associated with Licensed Products.

5.7 Marketing and Promotion. Commercialization of the Deflux Products and Solesta Products by QMS shall prominently incorporate the Deflux trademark and the Solesta Trademark, as the case may be. To the extent permitted by Law, and if reasonably practicable, all labeling, packaging and promotional materials for the Licensed Products shall identify Q-Med as the manufacturer and licensor of such Licensed Products.

5.8 Discounting. [*]

ARTICLE VI

CONSIDERATION

6.1 [INTENTIONALLY OMITTED]

6.2 Royalties. QMS shall pay a royalty, following first commercial sale of each Licensed Product by QMS through the expiration of the last-to-expire issued patent included in the License Agreement and valid on each market, equal to the percentage shown below of Net Sales of the Licensed Products and Improvements thereof as described below (the “Royalties”) and, thereafter, in accordance with Section 6.4 below. Net Sales shall be determined on an annual basis separately for direct sales by QMS, its Affiliates or Sublicensees but shall then be aggregated (see column (A) and the applicable Royalty Rate as set forth in column (B)) as follows:

Deflux
Annual Net Sales in the Territory (US$)	Royalty Rate

All	[*]

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

Solesta
Annual Net Sales in the Territory (US$)	Royalty Rate

Up to and including [*]	[*]

In excess of [*]	[*]

If actual Unit sales in any calendar year were less than the target Unit sales for such year (“Shortage”), QMS shall also pay Royalties in respect of the Shortage by multiplying the [*] or [*] by the [*] for all [*], and shall pay such Royalty together with the year-end report delivered under Section 6.5 below.

Royalties for all other Licensed Products and the term for which such royalties shall be payable shall be agreed upon by the Parties prior to Commercialization of any such Licensed Product.

6.3 Royalty Term.

(a) Royalties shall be payable following the first commercial sale by QMS of the applicable Licensed Product, and throughout the Term of this Agreement, subject to reduction pursuant to Section 6.4.

(b) QMS acknowledges that Q-Med may not own or control patents covering the Licensed Products throughout the Territory and/or throughout the Term of this Agreement, and agrees that in addition to the license under the Q-Med Patents granted to QMS pursuant to Section 2.1(a), substantial commercial value has been and will be contributed by the license under Q-Med Information (including know-how) granted to QMS in Section 2.1(a) and the marketing and branding of Licensed Products under the Q-Med Trademarks. For their mutual

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

convenience, the Parties have agreed to the royalty rates and payment obligations set forth in Section 6.2, regardless of whether the development, manufacture, use or Commercialization of such Licensed Products is covered by patents owned or Controlled by Q-Med.

6.4 Reduction of Royalties in Certain Circumstances. Commencing on such date as the Q-Med Patents have expired or have been finally adjudicated invalid by a court of competent jurisdiction, the royalty rates payable under Section 6.2 for Net Sales in the U.S. on a Licensed Product-by-Licensed Product basis shall be reduced by [*] from the rates otherwise specified in Section 6.2, above. If at such time or thereafter, there exists Substantial Competition in the Territory from a competitor with a product that in all relevant respects is substantially similar to the Licensed Product, the parties will in good faith discuss whether there is a need to further reduce applicable royalties. As used herein, “Substantial Competition” means that a Third Party is selling a competing bulking agent product in the Licensed Field that has a material adverse effect on QMS’ sales of such Licensed Product. QMS shall notify Q-Med in writing within ten (10) days after QMS becomes aware of any Substantial Competition.

6.5 Reports and Payments. Commencing immediately with respect to the Deflux Product and otherwise after the Market Launch of any other Licensed Product, within [*] days after June 30, and [*] days after December 31 of each year, QMS shall deliver to Q-Med reports true and accurate in all material respects providing the following information on a country-by-country basis and for each Unit size and for the sales tiers set forth in the table in Section 6.2: (a) total number of Units of each such Licensed Product disposed of by QMS, its Affiliates or Sublicensees during the [*] months then ended; (b) Net Sales; and (c) Royalties payable. All Royalties shall be payable at the times such reports are due to Q-Med. The report for the year

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

then ended shall include all information required above on a cumulative basis for such year, including any adjustment required in the amount of Royalties payable, including true up with regards to royalty on sales of the Deflux Product and the Solesta Product in the Territory.

6.6 Interest. In addition to any other remedies available to a Party, any required payment hereunder not made on or before the date specified in this Agreement shall bear interest from the date such payment is due until the date it is actually received by a Party at an annual rate equal to the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank as its prime rate in effect on the date such payment is due at its principal office in New York City, plus [*].

6.7 Records. QMS, its Affiliates and Sublicensees shall, during the Term and for a period of [*] years thereafter, maintain complete and accurate books and records of account relating to the sale of the Licensed Product in the Territory, the achievement of the milestone events in Section 6.1, and the calculation of Net Sales in sufficient detail to permit the accurate calculation of the payments due to Q-Med hereunder and their compliance with and adherence to the terms and conditions of this Agreement.

6.8 Audits. For the sole purpose of verifying the calculation of Net Sales hereunder, Q-Med shall have the right no more than [*] each year during the Term and for a period of [*] thereafter, to have an independent certified public accountant reasonably acceptable to QMS examine the relevant books and records of QMS and its Affiliates in the location(s) where such records are maintained by QMS upon reasonable notice and during regular business hours. Results of such examination shall be made available to QMS. The records and results of such audits shall be deemed Confidential Information of QMS. In the event a determination is made

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

that Q-Med has been underpaid or has overpaid, QMS or Q-Med, as the case may be, shall promptly pay the amount by which Q-Med was underpaid or overpaid, together with interest thereon as provided in Section 6.6. The fees and expenses of the accountant performing any verification pursuant to this Section 6.8 shall be paid by Q-Med; provided, that, if a determination is made that the amount paid to Q-Med with respect to any year was less than [*] of the amount properly due to Q-Med, QMS shall promptly reimburse Q-Med for the reasonable costs, fees and expenses of such examination.

6.9 Currency for Payments. All payments by QMS to Q-Med under Article VI (including royalties on sales by QMS’ Affiliates and Sublicensees) shall be made by QMS, and such payments, and all calculations of Net Sales, shall be made in U.S. Dollars.

6.10 Taxes. If QMS or any of its affiliates is required by Law to withhold and remit any amount to the tax or revenue authorities in the U.S. regarding any payments or royalties, such amount shall be deducted from the amounts to be paid by QMS, and QMS shall notify Q-Med and promptly furnish Q-Med with copies of any tax certificate or other documentation evidencing such withholding. Each Party agrees to reasonably cooperate with the other Party in claiming exemptions from or collecting such deductions or withholdings under any agreement or treaty from time to time in effect. Q-Med shall, prior to receiving any payment from QMS or any of its Affiliates provide to QMS: (i) an Internal Revenue Service Form W-8 BEN or W-8ECI evidencing complete exemption from U.S. federal withholding and (ii) any other forms reasonably requested by QMS to establish any exemption from or reduction in applicable withholding. Q-Med shall update such forms as reasonably requested or required by law.

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

ARTICLE VII

INTELLECTUAL PROPERTY

7.1 Ownership of Q-Med IP. QMS agrees and acknowledges that: (a) neither QMS nor its Affiliates or Sublicensees shall have any interest, right, or title in the Q-Med IP, other than the licenses granted in Sections 2.1 and Article III; (b) neither QMS nor its Affiliates or Sublicensees shall obtain any rights in or to the Q-Med Trademarks through their use in connection with the Licensed Products, other than the licenses granted in Section 2.1; and (c) all goodwill associated with or attached to the Q-Med Trademarks arising out of the use thereof by QMS, its Affiliates and Sublicensees shall inure to the benefit of Q-Med. Q-Med hereby grants to QMS the right and license during the Term, subject to Section 7.3 below, to operate one or more websites dedicated to the Commercialization of the Licensed Products using a Q-Med Trademark as its second-level domain name, provided, an employee or other nominee of Q-Med shall at all times be identified with the domain name registrar as the technical contact and administrative contact of each uniform resource locator associated with such domain name, and such domain name shall be considered a Q-Med Domain Name. Q-Med agrees to maintain registration for such domain names, at the expense of QMS.

7.2 No Contest. QMS agrees that neither QMS nor its Affiliates or Sublicensees will, without the consent of Q-Med: (a) contest, oppose or challenge, or assist any party in contesting, opposing or challenging, Q-Med’s ownership of the applicable Q-Med Trademarks (or the distinctiveness or validity of the applicable Q-Med Trademarks) or the Q-Med Patents or otherwise take any action or omit to take any action that interferes with Q-Med’s enforcement, exploitation or protection of the Q-Med Trademarks; (b) register or attempt to register any Q-Med Trademark or Q-Med Patents in any jurisdiction; (c) oppose Q-Med’s registration of any applicable Q-Med Trademark (alone or with other words or designs) in any jurisdiction; or (d)

make any application for or register any trademark, service mark, trade name, business name, domain, URL or any other name, term, design or designation identical, incorporating or confusingly similar to the Q-Med Trademarks for the applicable Licensed Products; or (e) otherwise challenge in any way Q-Med’s ownership, enforceability or validity of any Q-Med IP. Nothing herein shall preclude QMS from complying with lawfully issued legal process or requests of Governmental Authorities or for discovery in connection with a Third Party Action, provided QMS promptly notifies Q-Med of the service or receipt of such legal process of discovery request and uses Commercially Reasonable Efforts to assist any effort undertaken by Q-Med to quash or limit the scope of such process or request, at Q-Med’s expense.

7.3 Use of the Q-Med Trademarks. QMS agrees to comply in all material respects with all Laws pertaining to the proper use and designation of the Q-Med Trademarks and in all use of the Q-Med Trademarks under this Agreement and make Commercially Reasonable Efforts to protect, improve and increase the goodwill and reputation of the Q-Med Trademarks. Additionally to the extent not prohibited by Law, QMS, and its Sublicensees, shall:

(a) use Commercially Reasonable Efforts to use the Q-Med Trademarks upon or in relation to the Licensed Products and then only in such manner that the distinctiveness, reputation, and validity of the Q-Med Trademarks shall not be impaired and shall ensure in particular that each Q-Med Trademark is accompanied by words accurately describing the nature of the goods or services to which it relates;

(b) not use any Q-Med Trademark in any proximate relation to vulgar, pornographic, profane or indecent articles, content or materials or in any other context that might reasonably be viewed as impairing the reputation of the Q-Med Trademark. QMS may not make any use of the Q-Med Trademark in direct or indirect marketing that is not directly related to the Licensed Field without the prior written consent of Q-Med, which may not be unreasonably withheld or delayed;

(c) display the proper form of trademark and service mark notice associated with the Q-Med Trademarks in accordance with any reasonable instructions received from Q-Med;

(d) include where permissible, on any item which bears a Q-Med Trademark, a statement identifying Q-Med as the owner of such Q-Med Trademark and where possible indicating that QMS or its Affiliate or Sublicensee, as applicable, is an authorized user of such Q-Med Trademark, consistent with the provisions of Section 5.7;

(e) not conduct, without the written consent of Q-Med, any part of its business under a business name or trade name that incorporates any of the Q-Med Trademarks;

(f) neither use nor display any of the Q-Med Trademarks in such relation to any other mark or marks owned by any Third Party or QMS or its Affiliates as to suggest that the multiple marks constitute a single or composite trademark, service mark, or are under the same proprietorship; and

(g) to the extent that the use of any of the Q-Med Trademarks violates any controlling law in any jurisdiction within the Territory, QMS must not commence nor continue any use it has begun, and shall make reasonable efforts to prevent any use that contravenes controlling laws or mores.

7.4 Prosecution and Maintenance. Q-Med shall be responsible, at Q-Med’s sole expense, and shall use Commercially Reasonable Efforts, to prepare, file, prosecute, procure, maintain and defend (in any interference, revocation, opposition or other proceeding challenging validity) all Q-Med Patents, Q-Med Trademarks and Q-Med Domain Names in (a) the Major

Markets and (b) solely with respect to the Q-Med Trademarks, in those jurisdictions within which QMS has applied for Regulatory Approval for purposes of Commercializing the Licensed Product in such jurisdiction. Q-Med additionally agrees to use Commercially Reasonable Efforts to maintain and defend all Q-Med Patents that have issued for which patent registration has been filed on the Effective Date.

7.5 Infringement Claims against Third Parties.

(a) To the extent either Party becomes aware that any of the Q-Med IP or Joint Patents is being infringed by a Third Party’s manufacture, importation, sale, offer for sale or use of a product in the Territory, and such actual or suspected infringement does or is reasonably likely to adversely affect the Commercialization of a Licensed Product (the “Infringement”), the Party first having knowledge of such Infringement shall promptly notify the other in writing. The notice shall set forth the facts of such Infringement in reasonable detail.

(b) If the Infringement is within the Licensed Field (the “Field Infringement”), the Parties shall thereafter consult and cooperate fully to determine a course of action, including the commencement of legal action by either or both Parties, to terminate any such infringement in accordance with the terms set forth below. If the Infringement is outside the Licensed Field, Q-Med will keep QMS reasonably informed of the status of and the activities in any litigation or settlement concerning the Q-Med IP, but QMS shall have no right to commence or maintain any Action in respect of such Infringement, nor shall QMS have any right to any proceeds of such Action.

(c) Q-Med shall have the first right, but not the obligation, to bring an Action or take other appropriate steps in respect of the Field Infringement. If Q-Med fails to undertake efforts to investigate a Field Infringement within [*] days after it receives a written request from QMS to do so, or if Q-Med fails to bring an Action to abate a Field Infringement within [*] days after it receives a written request from QMS to do so, or if Q-Med notifies QMS in writing before such periods expire that Q-Med does not intend to take any action, or if Q-Med discontinues the prosecution of any such Action after filing, QMS may, in its discretion, and at its cost and expense, undertake such Action as it deems necessary to enforce the Q-Med IP or Joint Patents in respect of such Field Infringement. In no event shall either Party settle any action referred to in this Section 7.5 with any Third Party if such settlement would materially affect any of the rights of the other Party (as determined by that Party in its reasonable discretion) under this Agreement, without the prior written approval of the other Party, which approval shall not be unreasonably conditioned, withheld or delayed.

(d) In connection with any Action contemplated under this Section 7.5, the Parties shall cooperate fully and shall provide each other with any information or assistance that either may reasonably request. Each Party shall keep the other informed of developments in any such Action, including the status of any settlement negotiations and the terms of any offer related thereto. If the enforcing Party reasonably determines that the other Party is an indispensable party to the Action or it would otherwise be desirable for such other Party to join such Action to obtain a more effective remedy, such other Party shall consent to be joined. In such event, such other Party shall have the right, at its expense, to be represented in that Action by counsel of its own choice.

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

(e) In an Action with respect to a Field Infringement, all damages, proceeds or other sums of any recovery under such Action related to such Field Infringement, whether by judgment, award or settlement, shall first be applied to all out-of-pocket costs and expenses, including attorneys fees, incurred by the Party bringing the Action and next shall be applied to all out-of-pocket costs and expenses incurred by the other Party, if any. All remaining proceeds awarded as compensatory damage shall be considered royalty-bearing Net Sales of Licensed Products and shall be allocated between Q-Med and QMS pursuant to Article VI above. All other proceeds, including exemplary, statutory or punitive damages, shall be allocated [*] percent ([*]%) to Q-Med and [*] percent ([*]%) to QMS.

ARTICLE VIII

REPRESENTATIONS AND WARRANTIES

8.1 Q-Med Representations and Warranties. Q-Med represents, warrants and covenants, as of the Effective Date, that:

(a) Q-Med has the legal power and right to extend the rights granted to QMS under this Agreement and that it has not made, and throughout the term of this Agreement will not make, any commitments to others inconsistent with such rights;

(b) Q-Med or one or more of its Affiliates is the sole and exclusive owner of, and has all, subject to such rights as have been granted pursuant to the Prior Agreements, rights, title and interest in and to the Q-Med Patents and Q-Med Trademarks in the jurisdictions in which such Q-Med Trademarks are registered, free and clear of all liens, security interests, charges, encumbrances or other adverse claims and Schedule 8.1(c) sets forth a true and complete list of all such Q-Med Trademarks and the jurisdictions in which they are registered;

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

(c) To Q-Med’s knowledge, the clinical trials conducted by Q-Med with respect to the Deflux Product and Solesta Product were performed in accordance in all material respects with all applicable rules and good clinical practices when they were performed;

(d) All issued Q-Med Patents and registered Q-Med Trademarks are in full force and effect, all fees required to have been paid to maintain the validity of such Q-Med Patents and Q-Med Trademarks have been paid and Q-Med has not taken any action intended to result in the abandonment thereof;

(e) Except for rights that have expired or were terminated in writing prior to the Effective Date and no longer have any force or effect, and subject to such rights as have been granted pursuant to the Prior Agreements, Q-Med has not granted a right to any Third Party to market, sell, promote, or distribute in the Territory a Licensed Product for use in the Licensed Field;

(f) None of the Q-Med IP, the Solesta Product or the Deflux Product is the subject of any notice or claim (including pending or, to Q-Med’s knowledge, unasserted, claims) to Q-Med regarding any infringement, misappropriation or misuse of any Third Party IP, and, to the knowledge of Q-Med, no Third Party is infringing any Q-Med IP in respect of any manufacture, use or sale of any product or process in the Licensed Field or Q-Med Field;

(g) Q-Med has no knowledge that any issued Q-Med Patents that are part of the Q-Med IP are invalid or unenforceable; and Q-Med has not made any claims, which are now outstanding, against a Third Party alleging infringement of any of the Q-Med Patents or Q-Med Trademarks in the Licensed Field;

(h) Neither this Agreement nor the transactions contemplated hereby shall result in Q-Med granting to any Third Party any right with respect to any Q-Med IP in the Licensed Field or Q-Med being bound by, or subject to, any non-compete or other restriction on the use of the Q-Med IP in the Licensed Field;

(i) Q-Med has received no notice from any governmental authority to the effect that it has not materially complied with or is not now in material compliance with material laws and regulations relating to the manufacture, use or sale of the Deflux Product or Solesta Product;

(j) There are no claims, actions, suits or other proceedings pending, or to the knowledge of Q-Med, threatened which, would reasonably be expected to materially and adversely affect the ability of Q-Med to perform its obligations hereunder;

(k) Q-Med is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite corporate power and authority to own and operate its properties and assets, to execute and deliver this Agreement and to perform its obligation hereunder;

(l) Q-Med’s execution, delivery and performance of this Agreement and the Supply Agreements have been duly authorized by Q-Med and this Agreement and the Supply Agreements will be, upon its execution and delivery, a valid and binding legal obligation of Q-Med, enforceable in accordance with its terms;

(m) The execution, delivery and performance of this Agreement and the Supply Agreements do not and will not (i) violate, conflict with or result in the breach of any provision of its corporate charter or by-laws (or similar organizational documents) of Q-Med, (ii) violate or conflict with any law or governmental order applicable to Q-Med or its assets, properties or businesses, or (iii) conflict with, result in a breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any encumbrance on any of its outstanding shares of capital stock or any of the assets or properties of Q-Med pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which it is a party or by which any of Q-Med’s shares of capital stock or any of Q-Med’s assets or properties is bound or affected including any and all of the Prior Agreement; and

(n) Other than as expressly stated in this Agreement, no permit, approval, authorization or consent of any person is required in connection with the execution, delivery and performance by Q-Med of this Agreement and the QMS Supply Agreement or the consummation of the transactions contemplated hereby; and

(o) The Deflux trademark and the Deflux Product for use in the treatment of VUR in children in the U.S. does not infringe upon any patent or trademark rights of any Third Party. To Q-Med’s knowledge, none of the Q-Med IP, the Deflux Product or the Solesta Product infringes upon, misappropriates, or misuses the intellectual property rights of any Third Party.

8.2 QMS Representations and Warranties. QMS represents, warrants and covenants, as of the Effective Date, that:

(a) QMS is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite corporate power and authority to own and operate its properties and assets, to execute and deliver this Agreement and to perform its obligation hereunder;

(b) QMS’ execution, delivery and performance of this Agreement have been duly authorized by QMS and this Agreement will be, upon its execution and delivery, a valid and binding legal obligation of QMS, enforceable in accordance with its terms;

(c) The execution, delivery and performance of this Agreement do not and will not (i) violate, conflict with or result in the breach of any provision of its corporate charter or by-laws (or similar organizational documents) of QMS, (ii) violate or conflict with any law or governmental order applicable to QMS or its assets, properties or businesses, or (iii) conflict with, result in a breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any encumbrance on any of its outstanding shares of capital stock or any of the assets or properties of QMS pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which it is a party or by which any of QMS’ shares of capital stock or any of QMS’ assets or properties is bound or affected; and

(d) Other than as expressly stated in this Agreement, no permit, approval, authorization or consent of any person is required in connection with the execution, delivery and performance by QMS of this Agreement or the consummation of the transactions contemplated hereby.

8.3 Limitations on Warranties. EXCEPT AS EXPRESSLY SET FORTH IN SECTION 8.1 ABOVE, Q-MED HEREBY DISCLAIMS ALL WARRANTIES WITH RESPECT TO THE Q-MED PATENTS AND THE LICENSED PRODUCT, EITHER EXPRESS OR IMPLIED. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, THERE ARE NO IMPLIED WARRANTIES WHATSOEVER, INCLUDING, WITHOUT LIMTIATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE IX

INDEMNIFICATION

9.1 Q-Med Indemnification. Except to the extent provided in Sections 9.2 and 9.3, and subject to Section 12.1 below, Q-Med shall indemnify, defend and hold harmless QMS and its Affiliates and Sublicensees, and its and their respective officers, directors, shareholders, successors, assigns, agents, employees and insurers in such capacity (collectively the “QMS Indemnified Parties”) from and against any and all liabilities, claims, damages, losses or expenses (including reasonable attorneys’ and expert fees and expenses incurred by QMS) solely in respect of Actions against QMS Indemnified Parties by Third Parties (collectively “QMS Losses”) in respect of, without duplication (including any remedy or indemnification under any other agreement between the Parties):

(a) the breach by Q-Med of any of its representations, warranties, covenants and other agreements made hereunder;

(b) the Commercialization of a Licensed Product by Q-Med, its Affiliates or Third Party Licensees, including with respect to the Solesta Product or Deflux Product solely occurring prior to the Effective Date;

(c) the infringement, misappropriation or impairment to any Third Party’s intellectual property rights arising out of the exercise by QMS of the rights to Q-Med IP licensed hereunder (including any such claims arising out of the Prior Agreements), which exercise, with respect to Q-Med Patents and Q-Med Trademarks, occurred solely in those jurisdictions in which such Q-Med IP is registered or from which it is issued; and

(d) the use by Q-Med, its Affiliates or Third Party licensees of any Joint Invention or the practice of any Joint Patent pursuant to its rights in Section 3.6(e).

9.2 QMS Indemnification. Except to the extent provided in Sections 9.1 and 9.3 and subject to Section 12.1 below, QMS shall indemnify, defend and hold harmless Q-Med and its Affiliates and its and their respective officers, directors, shareholders, successors, assigns, agents, employees and insurers in such capacity (collectively “Q-Med Indemnified Parties”) from and against any and all liabilities, claims, damages, losses or expenses (including reasonable attorneys’ and expert fees and expenses incurred by Q-Med) solely in respect of Actions against Q-Med Indemnified Parties by Third Parties (collectively “Q-Med Losses”) in respect of:

(a) the breach by QMS of any of its representations, warranties, covenants or other agreements made hereunder;

(b) QMS’ (or its Affiliates’ or Sublicensees’) marketing, use, distribution, importation, sale, disposition or other Commercialization activities for Licensed Products;

(c) the conduct of development activities by QMS, its Affiliates or Sublicensees under this Agreement; and

(d) use by QMS, its Affiliates or Sublicensees of any Joint Invention or the practice of any Joint Patent pursuant to its rights in Section 3.6(e).

9.3 Limitations on Indemnification. Notwithstanding anything to the contrary set forth elsewhere herein neither Party shall be obligated to indemnify the other Party under Sections 9.1 or 9.2: (a) to the extent any indemnifiable Losses thereunder are caused by such other Party’s, or its Affiliates’, sublicensees’ or assigns’ negligence, intentional misconduct or breach of such other Party’s obligations, warranties or representations set forth herein; (b) with respect to any claim by a sublicensee, distributor, wholesaler or other person in the business of purchasing products such as a Licensed Product for resale and not for use; or (c) with respect to any Third Party Action seeking, directly or indirectly, to recover consequential, incidental, punitive or liquidated damages (collectively “Special Damages”) pursuant to contract with a Party, the terms of which fail to exclude the right of such Third Party to recover such Special Damages, provided, however, to the extent such contract contains such an exclusionary terms but such terms are avoided or annulled in the Third Party Action under applicable principles of law or equity, the indemnifying Party’s liability shall equal 50% of the Special Damages awarded therein, and, provided further, that none of the provisions of Section 9.1, Section 9.2 or Section 9.3 shall limit any other rights or remedies either Party may have against the other under this Agreement in respect of such other Party’s negligence, intentional misconduct or breach of any provision of this Agreement except to the extent any claim or remedy is otherwise expressly barred under the terms of this Agreement.

9.4 Procedure. The Party seeking indemnification shall provide the indemnifying Party with written notice of any claim or action within [*] business days of its receipt thereof, and may issue a notice demanding indemnity prior to the commencement of any claim or action, at any time following its receipt of any written communication threatening a claim or action, and shall afford the indemnifying Party the right to control the defense and settlement of such claim, action or threatened claim or action. A failure by the Party seeking indemnification to give notice and to tender the defense in a timely manner pursuant to this Section 9.4 shall not limit the obligation of the indemnifying Party under this Article IX, except to the extent such indemnifying Party is materially prejudiced thereby. The Party seeking indemnification shall provide reasonable assistance to the indemnifying Party in the defense of such claim or action at its own expense. If the defendants in any such action include both Parties, and the indemnified Party concludes that there may be legal defenses available to it which are different from, additional to, or inconsistent with, those available to the indemnifying Party, the indemnified Party shall have the right to select separate counsel to participate in the defense of such action on its behalf, and the indemnified Party shall bear the cost and expense of such separate defense, unless and to the extent the Parties otherwise agree or it is determined through dispute resolution hereunder that such costs and expense are or were required to be indemnified by the indemnifying Party and are or were required to be incurred separately due to such different, additional, or inconsistent defenses. Should the indemnifying Party determine not to defend such claim or action, the indemnified Party shall have the right to maintain the defense of such claim

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

or action and the indemnifying Party shall provide reasonable assistance to it in the defense of such claim or action and shall bear the reasonable cost and expense of such defense (including reasonable attorneys’ fees). Neither Party shall settle any such claim or action in a way that prejudices or adversely impacts the other Party without the prior approval of such other Party (which approval shall not be unreasonably conditioned, withheld or delayed). Following issuance of a notice of demand for indemnity by the indemnified Party, to the extent requested by the indemnifying Party, the indemnified Party must, as soon as reasonably practicable, discontinue any conduct that forms the basis for the claim or claims in any such action or threatened action.

ARTICLE X

CONFIDENTIAL INFORMATION

10.1 Treatment of Confidential Information. QMS agrees to be subject to the terms of a Confidentiality Agreement, dated as of September 25, 2008, between Oceana Therapeutics, Inc. and Q-Med (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference; provided, however, following the Effective Date, the Confidentiality Agreement will not apply to QMS’ use of documents and information concerning Oceana Therapeutics LLC and its Affiliates, the U.S. Business, the ROW Assets and the ROW Liabilities (as such terms are defined in the SPA) (except to the extent that such documents and information contain information related to Q-Med, its post-Effective Date Affiliates or the Licensed Products or development activities of any of them). Without limiting the effect of the previous sentence, each Party receiving Confidential Information of the other Party shall (a) maintain in confidence such Confidential Information to the same extent such Party maintains its own proprietary industrial information of similar kind and value (but at a minimum each Party shall use commercially reasonable efforts), (b) not disclose such Confidential Information to any Third Party without prior consent of the other Party, and (c) not use such Confidential Information for any purpose except for the purpose for which it was disclosed. “Confidential Information” means all non-public, proprietary data or information and materials received by either Party from the other Party pursuant to this Agreement that are designated as confidential in writing by the disclosing Party. Notwithstanding the foregoing, information that is orally, electronically or visually disclosed by a Party, or is disclosed in writing without an appropriate letter, stamp or legend, shall constitute Confidential Information of a Party (i) if the disclosing Party, within thirty (30) days after such disclosure, delivers to the other Party a written document describing the information and referencing the place and date of such oral, visual, electronic or written disclosure and the names of the persons to whom such disclosure was made, or (ii) such information is of the type that is customarily considered to be confidential information by persons engaged in activities that are substantially similar to the activities being engaged in by the Parties. QMS further agrees to cause each person who is member of or who has the right to observe meetings of its board of directors or other governing body, who is an employee, officer, director, partner, or member of or consultant to an investment company, whether or not registered under the Investment Company Act of 1940, that would be an Affiliate of QMS but for the last sentence of the definition thereof, to execute a non-disclosure and confidentiality agreement substantially in the form annexed hereto as Schedule D.

10.2 Exceptions. A Party shall not have the obligations set forth in Section 10.1 with respect to any portion of such Confidential Information that it can show by adequate documentation: (a) is publicly disclosed by the disclosing Party, either before or after it becomes known to the receiving Party; (b) was known to the receiving Party, without obligation to keep it confidential, prior to when it was received from the disclosing Party; (c) is subsequently disclosed to the receiving Party by a Third Party lawfully in possession thereof without obligation to keep it confidential; (d) has been lawfully published by a Third Party; or (e) has been independently developed by the receiving Party without the aid, application or use of Confidential Information. Information that is otherwise Confidential Information and consists of a combination of information shall not be deemed to be in the public domain if individual elements of such information are in the public domain, unless the specific combination of those elements is also in the public domain.

10.3 Required Disclosures. This Article X shall not be construed to prohibit disclosure of Confidential Information to the extent that such disclosure is required to by law or valid order of a court or other governmental authority; provided, that the responding Party shall first have given notice to the other Party and shall have made a reasonable effort to obtain a protective order requiring that the Confidential Information so disclosed be used only for the purposes for which the order was issued.

10.4 Permitted Disclosures. Nothing contained herein shall prevent either Party from disclosing information to the extent such information is required to be disclosed (a) for the purposes of QMS’ compliance with governmental regulations, or (b) to Sublicensees for the purpose of sublicensing; provided, that the Sublicensee is subject to confidentiality obligations commensurate with those in this Article X.

10.5 Disclosure of Financial and Other Terms. Except as required by applicable laws, treaties, and regulations (including securities laws), the Parties agree that the terms of this Agreement will be considered Confidential Information of both Parties. Notwithstanding the foregoing, (a) either Party may disclose such terms as are required to be disclosed in its publicly-filed financial statements or other public statements pursuant to applicable laws, regulations, and stock exchange rules (e.g., the U.S. Securities and Exchange Commission, Nasdaq OMX Nordic Exchange in Stockholm, or any other stock exchange on which securities issued by either Party may be issued) or otherwise disclosed pursuant to applicable law; provided, that (i) the terms of this Agreement shall be redacted to the greatest extent reasonably possible and (ii) to the extent practicable under the circumstances, such Party shall provide the other Party with a copy of the proposed text of such statements or disclosure (including any exhibits containing this Agreement) sufficiently in advance of the scheduled release or publication thereof to afford such other Party a reasonable opportunity to review and comment upon the proposed text (including redacted versions of this Agreement), (b) either Party shall have the further right to disclose the material financial terms of this Agreement under confidentiality undertakings to any actual or potential acquirer, merger partner, or providers of financing (whether in the form of debt, equity or otherwise) and their advisors, and (c) either Party shall have the right to disclose information regarding the development and Commercialization status of the Licensed Products to the extent such disclosure is made under a confidentiality undertaking to actual or prospective investors, or required by applicable Laws or stock exchange rules. Neither Party shall make any other statement to the public regarding the execution and/or any other aspect of the subject matter of this Agreement, except: (x) where a Party reasonably believes disclosure is required under applicable laws or ethical commercial practice, (y) for customary discussions with current or prospective investors and analysts, and (z) either Party may disclose the content of or use the text of a statement previously approved by the other Party or otherwise publicly disclosed in accordance with this Article X.

10.6 Publicity. Promptly following the execution of this Agreement, the Parties shall issue a mutually agreed upon press release. Except for subsequent disclosures of substantially similar information or disclosures required by law, regulation or stock exchange requirements, neither Party shall have the right to make any other public announcements with respect to this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld, delayed or conditioned, except as provided in this Section 10.6. The Parties agree that any announcement made in respect of this Agreement shall not contain the other Party’s Confidential Information or, if disclosure of Confidential Information is required by law or regulation, shall make reasonable efforts to minimize such disclosure and obtain confidential treatment for any such information which is disclosed to a government agency, it being understood that the other Party shall have the right, to the extent in accordance with applicable law, to review such Party’s disclosures to government agencies and require redaction of any information the other Party reasonably deems inappropriate for disclosure, including key financial terms not previously disclosed as permitted hereunder. Subject to applicable law and stock exchange requirements, each Party agrees to provide the other Party with a copy of any public announcement as far in advance of its scheduled release as reasonably practicable and such other Party shall have the right to expeditiously review and recommend changes to any announcement regarding this Agreement; provided, that such right of review and recommendation shall only apply for the first time that specific information is disclosed and shall not apply to the subsequent disclosure of substantially similar information that has been previously disclosed.

ARTICLE XI

TERMINATION

11.1 Term. Unless previously terminated in accordance with this Article XI, this Agreement shall expire on June 30, 2030 (“Initial Term”). Notwithstanding the foregoing, and with respect to each of the group of Solesta Products and the group of Deflux Products considered separately, and provided: (a) QMS has made all applicable Sales Milestone payments under Section 2.1(b) of the SPA; and (b) (i) applicable Net Sales for year 2029 in the U.S., or (ii) the average applicable Net Sales for the years 2028 and 2029 in the U.S., is no less than [*] Dollars, the Initial Term, if not so previously terminated, with respect to each such product group will be extended by a period of an additional ten (10) years from the end of the Initial Term (such Initial Term, as extended, if applicable (or as previously terminated in accordance with this Article XI), being the “Term”).

11.2 Termination by QMS. QMS may terminate this Agreement, effective upon not less than [*] months’ prior written notice to Q-Med if all Regulatory Approvals necessary for marketing and sale of the Solesta Product in the U.S. have not been achieved by [*], or at any time upon not less than [*] month’s prior written notice to Q-Med given following the [*] anniversary of the Market Launch of the Solesta Product.

11.3 Termination for Default. If either Party (“Breaching Party”) commits a material breach of a material obligation under this Agreement, the other Party (“Terminating Party”) may terminate this Agreement. The Terminating Party shall provide written notice to the Breaching Party, which notice shall identify the material breach and the intent to so terminate. The Breaching Party shall have a period of [*] days [*] days in respect of any payment default, other than disputes in good faith that are diligently pursued) after such written notice is provided to cure such material breach. If such material breach is not cured within such [*] (or [*] days as the case may be), or if such material breach is not capable of cure, the Terminating Party may terminate this Agreement, and all of the Breaching Party’s rights hereunder, upon [*] days written notice to the Breaching Party. To the extent such breach is a

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

material breach by QMS and relates to its obligations hereunder in one or more countries other than the U.S., but not the entire Territory, and/or is limited to one or more Licensed Products, but not all of QMS’ obligations generally, such termination shall apply solely to QMS’ rights in such country or countries and with respect to such Licensed Product or Licensed Products. All of the foregoing in this Section 11.3 shall not apply to a failure by QMS to perform its obligations under Sections 5.2(a)–(d) if Q-Med has exercised its rights under Section 5.3(a) above.

11.4 Termination Upon Bankruptcy or Insolvency. The Parties agree that in the event a Party becomes a debtor under Title 11 of the U.S. Code (“Title 11”), this Agreement shall be deemed to be, for purposes of Section 365(n) of Title 11, a license to rights to “intellectual property” as defined therein. Each Party as a licensee hereunder shall have the rights and elections as specified in Title 11. Any agreements supplemental hereto shall be deemed to be “agreements supplementary to” this Agreement for purposes of Section 365(n) of Title 11.

11.5 Termination of the Supply Agreements. If either Supply Agreement is validly terminated, the Terminating Party (as defined in such Supply Agreement) thereunder may terminate this Agreement simultaneously with such termination of such Supply Agreement.

11.6 Termination for Patent Challenge. If QMS or any of its Affiliates commences or otherwise, directly or indirectly, pursues (or voluntarily assists Third Parties to do so, other than as required by Law or legal process) any proceeding seeking to have any of the Q-Med Patents or other Q-Med IP revoked or declared invalid, unpatentable, or unenforceable, Q-Med may declare a material breach hereunder and shall then have the right to terminate this Agreement with immediate effect and without further notice or right to cure.

11.7 Effect of Termination.

(a) Termination of this Agreement, for whatever reason, shall not affect any rights or obligations accrued by either party prior to the effective date of termination. The following provisions shall survive any expiration or termination of this Agreement: Sections 3.6, 6.7, 6.8, 7.1-7.3, inclusive, 8.3, Article IX, Article X, this Section 11.7, and Article XII. Termination is not the sole remedy under this Agreement and, whether or not termination is effected, all other remedies will remain available, except as agreed to or otherwise expressly provided for herein.

(b) Upon termination of this Agreement:

(i) all rights and licenses granted by Q-Med to QMS shall terminate, except to the extent provided in Sections 11.4;

(ii) QMS shall assign or transfer, at Q-Med’s cost and expense, to Q-Med all Regulatory Filings and Regulatory Approvals and all Information Controlled by QMS that relates solely to the Licensed Products, or, if such assignment is not legally permissible or such filings, approvals and Information do not relate solely to the Licensed Products, grant Q-Med the exclusive license and right to access, use, and cross-reference such filings, approvals and Information for the development and Commercialization of the Licensed Products;

(iii) QMS shall assign or otherwise grant, at Q-Med’s cost and expense, all rights required to be assigned or granted under this Section 11.7 promptly and shall promptly (but not later than sixty (60) days following the effective date of termination) transfer all tangible embodiments to which Q-Med has rights under this Section 11.7;

(iv) QMS shall cooperate, at Q-Med’s cost and expense, in any reasonable manner requested by Q-Med to achieve a smooth and expeditious transition of the Commercialization of the Licensed Products to Q-Med or its licensees; and

(v) Each of QMS and Q-Med will immediately at its expense return to the other Party all proprietary and confidential documents, work papers and other material of the other Party and its Affiliates relating to the transactions contemplated hereby obtained from that other Party or its Affiliates pursuant to this Agreement, whether so obtained before or after the execution hereof, and all copies, extracts or other reproductions, in whole or in part thereof which may have been made by or on behalf of QMS or Q-Med or their respective representatives, as the case may be, and shall deliver to the other Party or destroy all notes or memorandum or other stored information of any kind containing, reflecting or derived from such documents, work papers and other material, except that one archival copy may be retained by each Party’s outside counsel or in-house counsel. The return or destruction, as applicable, of such documents, work papers and other material (and all copies, extracts or other reproductions in whole or in part thereof) pursuant to this Section 11.7(b)(v) shall be certified in writing by an authorized officer supervising the same. Notwithstanding such return or destruction, each Party will continue to be bound by its obligations of confidentiality under Article X herein.

ARTICLE XII

MISCELLANEOUS

12.1 Disclaimers. IN NO EVENT SHALL EITHER PARTY OR THEIR AFFILIATES BE LIABLE FOR SPECIAL, PUNITIVE, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF THE OTHER PARTY OR THEIR AFFILIATES, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER LEGAL THEORY; provided, however, the foregoing shall not limit the ability of an indemnified Party to recover indemnity of Special Damages paid to Third Parties to the extent permitted under Section 9.3 above; and, provided further, nothing in this Section 12.1 is intended to limit QMS’ payment obligations under Article VI. The Parties agree that the actual, direct costs incurred to perform development or Commercialization obligations hereunder that the other Party was obligated but failed to perform (subject to the right of such other Party to cure) shall be deemed to be direct damages and not subject to this limitation.

12.2 Governing Law; Jurisdiction, Arbitration and Venue. This Agreement and the exhibits and schedules hereto shall be governed by and interpreted and enforced in accordance with the substantive laws of the State of New York, without giving effect to any choice of law or conflict of laws rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the substantive laws of any jurisdiction other than the State of New York, except that questions affecting the construction and effect of any patent or trademark shall be determined by the law of the country in which the patent or trademark was granted. Any dispute, controversy or claim arising out of or in connection with this contract, or the breach, termination or invalidity thereof, shall be finally settled by arbitration in accordance with the Arbitration Rules of the Arbitration Institute of the Stockholm Chamber of Commerce. The arbitral tribunal shall be composed of three (3) arbitrators. The seat of arbitration shall be Stockholm. The language to be used in the arbitral proceedings shall be English. The foregoing notwithstanding, either Party may commence an Action to seek declaratory or equitable relief to enjoin a breach of threatened breach of this Agreement, which Action shall be brought solely in the United States District Court for the Southern District of New York.

12.3 Consent to Jurisdiction. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY (A) SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK WITH RESPECT TO ANY CLAIM SEEKING

DECLARATORY OR EQUITABLE RELIEF ARISING UNDER OR RELATING TO THIS AGREEMENT; PROVIDED, HOWEVER, THAT SUCH CONSENT TO JURISDICTION IS SOLELY FOR THE PURPOSE REFERRED TO IN THIS SECTION 12.3 AND SHALL NOT BE DEEMED TO BE A GENERAL SUBMISSION TO THE JURISDICTION OF SAID COURT OR IN THE STATE OF NEW YORK OTHER THAN FOR SUCH PURPOSE, (B) WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT, (C) CONSENTS THAT ALL SERVICES OF PROCESS BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, DIRECTED TO IT AT ITS ADDRESS AS SET FORTH IN SECTION 12.6, AND (D) ACKNOWLEDGES THAT SERVICE SO MADE SHALL BE TREATED AS COMPLETED WHEN RECEIVED. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE BASED ON FORUM NON CONVENIENS AND WAIVES ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER. NOTHING IN THIS SECTION SHALL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

12.4 Assignment. Neither this Agreement nor any of the rights and obligations arising hereunder may be assigned or transferred by either Party by merger, sale of stock or assets, operation of law or otherwise, without the prior written consent of the other Party, which shall not be unreasonably conditioned, withheld or delayed; provided, however, that (a) QMS may assign this Agreement without such consent in connection with the sale or transfer of all or substantially all of the business or assets relating to or associated with the Licensed Field to any Third Party, whether by merger, sale of stock or assets, operation of law or otherwise, provided that such assignment occurs in connection with a substantially contemporaneous permitted assignment of the Ireland License Agreement to the same assignee, (b) the stock of QMS, or QMS’ interest in this Agreement may be collaterally pledged without such consent to a financial institution or syndicate of financial institutions represented by a single lenders’ agent to secure obligations to such lender(s) in connection with a bona fide financing (the “QMS Pledge”), which pledge will include the right of the lender(s) and their assigns to foreclose upon such pledge, provided that such pledge occurs in connection with a substantially contemporaneous permitted pledge of at least 65% of the voting stock of Cetacea Limited (“Cetacea Control Stock”) to the same lenders represented by the same lenders’ agent (the “Cetacea Pledge”), and provided further that, notwithstanding any other provision hereof, unless such lenders foreclose upon both the QMS Pledge and the Cetacea Pledge, and at all times after any such foreclosure the assignee of QMS’ interest in this Agreement is also the owner of the Cetacea Control Stock or an affiliate thereof, this Agreement shall immediately terminate upon notice thereof from Q-Med to QMS, and (c) Q-Med may assign this Agreement without such consent to any Third Party which acquires all or substantially all of Q-Med’s NASHA DX business, whether by merger, sale of stock or assets, operation of law or otherwise, provided that such assignment occurs in connection with a substantially contemporaneous permitted assignment by Q-Med of the Ireland License Agreement to the same assignee. Any attempted assignment, sale or transfer in violation of the prior sentence will be void. Upon any permitted assignment or transfer of this Agreement by either Party, (i) the other Party shall be given prompt written notice of such assignment and (ii) the assignee shall agree in writing to be bound by the terms and conditions set forth herein. Notwithstanding the foregoing, either Party may assign this Agreement to any Affiliate of such Party; provided, that such Affiliate assumes such assignment in writing to the other Party and the assigning Party shall remain joint and severally liable with such Affiliate for all of its obligations under this Agreement.

12.5 Change of Control.

(a) Definition of Change of Control. For the purpose of this Section 12.5, “Change of Control” means: (i) a sale to a Third Person reasonably determined in good faith by Q-Med to be then competing with Q-Med of all or substantially all of QMS’ assets; (ii) a merger, reorganization or consolidation involving QMS or any of its Affiliates and such Third Person in which the stockholders or any Affiliate of QMS immediately prior to such transaction cease to own, directly or indirectly, collectively a majority of the voting or equity rights or interests of a successor entity to QMS; or (iii) the acquisition, directly or indirectly through one or more Affiliates, by such Person or group of Persons (including such Third Person reasonably determined in good faith to be competing with Q-Med) acting in concert of 50% or more of the voting or equity rights or interests of QMS.

(b) Effect of Change of Control. Upon the Change of Control, Q-Med may: (i) terminate all rights to any Improvements that are thereafter acquired or developed by Q-Med (other than those described in (ii) below), and (ii) terminate all further development under Article III, except the completion of development and obtaining Regulatory Approvals for such Licensed Products and Improvements for which IDE’s were then in effect, including the development and Regulatory Approval contemplated hereunder for the Solesta Product.

12.6 Notice. Any notice to be given by one Party to the other shall be in writing and shall be deemed given when delivered personally (such notice to be effective on the date of delivery) or sent by reputable international courier (such notice to be effective on the date which is three (3) Business Days after the date of delivery to such courier), or sent by facsimile (such facsimile notice to be effective upon receipt of confirmation (a) on the date so confirmed if prior to 5 p.m. local time on a local Business Day, or (b) if not so confirmed prior to 5 p.m. local time on a local business day, the following Business Day), and addressed as follows (or to such other address as a Party may designate as to itself by written notice to the other Party):

If to Q-Med:

Q-Med AB

Seminariegatan 21

SE-752 28 Uppsala

Sweden

Attention: Director Legal Affairs

Telephone: +46 18 474 90 00

Facsimile: +46 18 474 90 97

With a copy to (which shall not constitute notice for purposes hereunder):

Michael Martell, Esq.

Morrison Cohen LLP

909 Third Avenue, 27th Floor

New York, New York 10022

USA

Telephone: +01 212 735 8652

Facsimile: +01 212 735 8600

If to QMS:

Q-Med Scandinavia Inc.

2035 Lincoln Highway

Edison, NJ 08817

Attention: Steven M. Bosacki

Telephone: +1 732 318 3811

Telefax: +1 732 318 3801

With a copy to (which shall not constitute notice for purposes hereunder):

Milbank, Tweed, Hadley & McCloy LLP

One Chase Manhattan Plaza

New York, NY 10005-1413

Attention: Robert S. Reder, Esq.

Telephone: +1 212 530 5680

Telefax: +1 212 822 5680

12.7 Force Majeure. Neither Party shall be responsible or liable in any way for failure or delay in carrying out the terms of this Agreement (other than any payment or confidentiality obligations) resulting from any cause or circumstance beyond its reasonable control, including acts of God, embargoes, fire, flood, other natural disasters, war, labor difficulties, interruption of transit, accident, explosion, civil commotion, delays in performance or supplies from its suppliers and subcontractors (where such delays in performance or supplies are attributable to an event of force majeure suffered by such supplier or subcontractor) and acts of any governmental authority (“Force Majeure”); provided, that the Party so affected shall give prompt notice thereof to the other including the period for which the Force Majeure is expected to continue . Any time for performance hereunder (other than any time for payment) shall be extended by the actual time of delay caused by the Force Majeure event. Except as provided in the preceding sentence, no such failure or delay shall terminate this Agreement, and each Party shall use its Commercially Reasonable Efforts to mitigate any damages incurred by the other Party as a result of the Force Majeure event and to complete its obligations hereunder as promptly as reasonably practicable following cessation of the cause or circumstances of such failure or delay.

12.8 Amendment. This Agreement may be modified or amended only by written agreement of the Parties hereto signed by authorized representatives of the Parties hereto and specifically referencing this Agreement.

12.9 Entire Agreement. This Agreement together with the QMS Supply Agreement and the Quality Agreement, each of their appendices, exhibits, schedules and certificates, and all documents and certificates delivered or contemplated in connection herewith and therewith constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements, representations or understandings of the Parties relating thereto. There are no other representations, oral or written, except as set forth herein, or when the Parties are relying to enter into this Agreement.

12.10 Severability. The provisions of this Agreement are severable, and in the event that any provisions of this Agreement shall be determined to be invalid or unenforceable under any controlling body of the law in any jurisdiction or jurisdictions within the Territory, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions of this Agreement in such jurisdiction, provided that the essential purpose of this Agreement is not frustrated.

12.11 Expenses. Q-Med and QMS will each bear their own expenses and the expenses of their respective Affiliates incurred in connection with the negotiation and preparation of this Agreement and, except as set forth in this Agreement, the performance of the obligations contemplated hereby. In connection with any Action brought to enforce or invalidate any right or obligation arising hereunder, the Party against whom a judgment is entered shall, in addition to any other remedy awarded, be obligated to pay the prevailing Party all costs and expenses of its prosecution or defense of such Action, including attorneys’ fees.

12.12 Further Actions. Q-Med and QMS each hereby agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or proper and execute and deliver such documents and other papers as may be required to make effective the transactions contemplated by this Agreement.

12.13 Waiver. Any term or provision of this Agreement may be waived at any time by the Party entitled to the benefit thereof only by a written instrument executed by such Party. No delay on the part of Q-Med or QMS in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any waiver on the part of either Q-Med or QMS of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder nor will any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

12.14 Relationship of the Parties. The Parties shall each be an independent contractor in the performance of their respective obligations hereunder, and, the provisions hereof are not intended to create any partnership, joint venture, agency or employment relationship between the Parties. Each Party shall be responsible for and shall comply with all state, local, federal and foreign laws pertaining to employment taxes, income withholding and other employment related statutes applicable to that Party. Except as is expressly set forth herein, neither Party will have any right by virtue of this Agreement to bind the other Party in any manner whatsoever.

12.15 No Third Party Rights. Other than with respect to the rights of the Q-Med Indemnified Parties and the QMS Indemnified Parties, no provision of this Agreement will be deemed or construed in any way to result in the creation of any rights or obligations in any person not a Party to this Agreement.

12.16 Construction. This Agreement will be deemed to have been drafted by both Q-Med and QMS and will not be construed against either Party as the draftsperson hereof.

12.17 Enforcement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the Parties shall be entitled to specific performance of the terms of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

12.18 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same agreement.

12.19 Headings. The heading references herein are for convenience purposes only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

12.20 Appendices, Exhibits, Schedules and Certificates. Each appendix, exhibit, schedule and certificate attached hereto is incorporated herein by reference and made a part of this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties execute this Agreement as of the Effective Date.

Q-MED AB		Q-MED SCANDINAVIA INC.

By:	/s/Bengt Agerup	By:	/s/ Carina Bolin

Name:	Bengt Agerup	Name:	Carina Bolin

Title:	CEO	Title:	Vice President

SCHEDULE A

[*]

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

SCHEDULE B

[*]

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

SCHEDULE C

[*]

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

SCHEDULE D

STRICTLY CONFIDENTIAL

FORM OF CONFIDENTIALITY AGREEMENT

(Individual)

CONFIDENTIALITY AGREEMENT, dated as of             , 2009 (this “Agreement”), by and between from Q-Med AB, a company formed under the laws of Sweden (the “Company”), and [INDIVIDUAL], an individual located at [ADDRESS OF INDIVIDUAL] (the “Recipient”).

A.	WHEREAS, pursuant to a Stock Purchase Agreement (the “Purchase Agreement”) dated as of April [__], 2009, [Oceana Therapeutics LLC], a Delaware limited liability company (“Buyer”), has acquired the stock of Q-Med Scandinavia Inc., a Delaware corporation (“QMS”), from the Company.

B.	WHEREAS, after giving effect to the acquisition contemplated by the Purchase Agreement, the Company has and will continue to develop and manufacture certain products and, as a result, pursuant to a Supply Agreement to be entered into between Buyer and the Company (the “Supply Agreement”), Buyer and certain of its affiliates have had and will continue to have access to certain non-public, proprietary information of the Company.

C.	WHEREAS, as a condition to the Company entering into the Purchase Agreement, the Company is requiring that certain persons, including Recipient, who is or will become a member of or observer to the board of directors or board of managers of Buyer or any of its subsidiaries (including, without limitation, QMS), enter into this Agreement to ensure that certain proprietary information remain confidential and retains its commercial value.

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations and warranties, covenants and agreements contained herein, the parties hereto agree as follows:

1. Definitions. For purpose of this Agreement, the following terms shall have the following meanings:

a. “Commercialization” means any and all activities directed to: (i) marketing, promoting, distributing, importing, offering to sell and/or selling the Products, including market research, seeking appropriate reimbursement, billing and coding support for physicians and clinics, product related public relations, planning, detailing, marketing, distribution, creative development of visual sales aids, direct mail, telemarketing and teledetailing, media placement and advertising, field marketing events, and sales meetings; and (ii) medical affairs support (including medical education programs, medical meetings and educational grants), regulatory affairs and quality assurance support (including adverse event reporting and post-market surveillance studies, whether for marketing purposes, post-marketing experience investigations, regulatory compliance or as a condition to obtaining, maintaining or amending a regulatory approval).

b. “Confidential Material” shall mean any and all Confidential Information, as that term is defined in the License Agreement by and between the Company and QMS. “Confidential Material” does not include information (i) that is or becomes generally available to the public other than as a result of an act or omission by Recipient or any of its Representatives, (ii) that Recipient receives or has received on a non-confidential basis from a source other than the Company or any of its Representatives, provided that such source is not known to Recipient to be subject to a contractual, legal, fiduciary or other obligation of confidentiality with respect to such information or (iii) information which is independently developed, discovered or arrived at by such Recipient without use of Confidential Material.

c. “Licensed Field” means diagnosis, treatment or prevention of (i) urological indications including urinary and fecal incontinence, (ii) gastroenterology focused indications involving the gastrointestinal tract including umbilical hernia, below, but not including, the vocal chords or (iii) any combination of the foregoing.

d. “Product” means any and all biocompatible gel compositions containing polymerized and cross-linked hyaluronic acid, derived from a non-animal source, and dextranomer microspheres, and all improvements thereof, that, in all such cases, is a formulation that is capable of being administered by an injection through a needle for use in the Licensed Field.

e. “Representative” means any employee, officer, director, manager, partner, agent, advisor, consultant, representative or nominee.

2. Non-Disclosure; Non-Use. Recipient hereby agrees that the Confidential Material will be kept confidential and that Recipient will not disclose any of the Confidential Material to any other person and will not use the Confidential Material other than solely in connection with satisfying Recipient’s lawful obligations as a member of or observer to the board of directors (or equivalent governing body) of the Buyer or any of its subsidiaries (including, without limitation, QMS), as applicable. In any event, Recipient agrees to undertake precautions to safeguard and protect the confidentiality of the Confidential Material.

3. Permitted Disclosure. In the event that Recipient is requested or required (by oral questions, interrogatories, requests for information or documents in legal, administrative, regulatory or other similar proceedings; subpoena, civil investigative demand or other similar process) to disclose any of the Confidential Material, Recipient shall provide the Company with prompt written notice of any such request or requirement so that the Company may in its sole discretion seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this letter agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver by the Company, Recipient is nonetheless legally compelled to disclose Confidential Material, Recipient may, without liability hereunder, disclose only that portion of the Confidential Material which is legally required to be disclosed, provided that Recipient use reasonable efforts to preserve the confidentiality of the Confidential Material, including, without limitation, by using commercially reasonable efforts to cooperate with the Company, at the Company’s sole expense, to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Material.

4. Injunctive Relief. It is further understood and agreed that money damages would not be a sufficient remedy for any breach of this Agreement by Recipient and that the Company shall be entitled to equitable relief, including, without limitation, injunction and specific performance, as a remedy for any such breach. Such remedies shall not be deemed to be the exclusive remedies for a breach by Recipient of this Agreement but shall be in addition to all other remedies available at law or equity to the Company. Recipient further agrees not to raise as a defense or objection to the request or granting of such relief that any breach of this agreement is or would be compensable by an award of money damages and agree to waive any requirements for the securing or posting of any bond in connection with such remedy.

5. Waiver. It is understood and agreed that no failure or delay by the Company in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or future exercise thereof or the exercise of any other right, power or privilege hereunder.

6. Term; Reasonableness of Restrictions. Recipient’s obligations under this Agreement shall continue indefinitely and shall survive any termination hereof. Recipient acknowledges and agrees that the restrictions contained herein are reasonable and necessary to protect the confidentiality and value of the Confidential Material and that Recipient will receive a benefit by having access thereto.

7. Miscellaneous.

a. This Agreement is for the benefit of the Company (and its subsidiaries and affiliates), and shall be governed by and construed in accordance with the laws of the state of New York applicable to agreements made and to be performed entirely within the state of New York, without giving effect to New York principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the laws of another jurisdiction. The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the state of New York for any actions, suits or proceedings arising out of or relating to this agreement and the transactions contemplated hereby (and the parties agree not to commence any action, suit or proceeding relating thereto except in such courts, and further agree that service of any process, summons, notice or document by U.S. registered mail to your address set forth above shall be effective service of process for any action, suit or proceeding brought against you in any such court). The parties hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this agreement or the transactions contemplated hereby in the courts of the state of New York, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

b. This Agreement contains the entire agreement between us and you regarding its subject matter and supersedes all prior agreements, understandings, arrangements and discussions between Recipient and the Company regarding such subject matter.

c. No provision in this Agreement can be waived or amended except by written consent of the Company, which consent shall specifically refer to this paragraph (or such provision) and explicitly make such waiver or amendment.

d. This Agreement may be signed by facsimile and in one or more counterparts, each of which shall be deemed an original but all of which shall be deemed to constitute a single instrument.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

RECIPIENT	COMPANY

Q-MED AB

By:
[NAME OF RECIPIENT]	Name:
Title:

SCHEDULE 2.1(c)

NASHA Trademark User Instructions

The Deflux® and Solesta™ products are manufactured using Q-Med’s patented NASHA™ technology for the production of the stabilized non-animal hyaluronic acid, also used in all other Q-Med products. The word mark “NASHA” and the design mark depicted at the bottom of this document are both trademarks owned by Q-Med AB.

NASHA Word Mark

Instructions for Use

In all use of the trademark NASHA, QMS shall clearly indicate that NASHA is a trademark owned by Q-Med and in using the trademark follow the below instructions.

•	NASHA may only be used in direct conjunction with Deflux and Solesta.

•

In the use of NASHA, in conjunction with Deflux and Solesta, NASHA shall always have a clear function as the trademark for the technology and/or the gel that is manufactured using the technology, on which Deflux and Solesta are based.

•	NASHA may not be used separately or out of context.

•

Never indicate or imply that NASHA is an acronym or abbreviation of non-animal stabilized hyaluronic acid, or that it “means” stabilized non-animal hyaluronic acid. If NASHA needs to be “explained”, write: “NASHA™ is a patented technology for the production of stabilized non-animal hyaluronic acid” or equivalent. Always write: “stabilized non-animal hyaluronic acid” and not “non-animal stabilized hyaluronic acid”, in order to avoid the use of NASHA™ as an acronym/abbreviation.

•	Always write NASHA in uppercase letters.

•

NASHA with the affixed ® symbol may be used in countries where NASHA has been registered as a trademark. In all other countries, the ™ symbol shall be used, including countries where a trademark application is pending. Use ™ also for material intended for international use, if such use includes both countries in which NASHA is registered and countries where it is not. For status on trademark applications and registrations as of the [DATE], please see Exhibit [INSERT] to the [License Agreement].

•	The first time NASHA is used on every page of a document or website, use either ™ or ® to alert the reader that NASHA is a trademark, like this: “NASHA™” or “NASHA®”.

•	All use of the NASHA trademark shall be accompanied by the wording “NASHATM/® , is a trademark licensed to QMS Therapeutics, Inc. by Q-Med AB (publ)”, somewhere in the same document.

Examples of Acceptable Use

NASHA may be used as an adjective, like this: “NASHA™ gel”, “NASHA™ technology” or “patented NASHA™ technology”. The following phrases are examples of acceptable use of the trademark and may provide guidance.

•	“The Deflux® product is based on NASHA™ gel, consisting of stabilized hyaluronic acid and dextranomer microspheres.”

•	“The NASHA™ gel in SolestaTM includes dextranomer.”

•

“NASHA™ gels are produced using a patented biotechnological method and hyaluronic acid of high purity from a non-animal (bacterial) source. The unique stabilization process used to manufacture the NASHA gel prolongs its residence time (half-life) within the body. NASHA gel contain only the minimum number of cross-links needed to ensure that almost every hyaluronic acid molecule in the network is connected to another molecule. The structure of the hyaluronic acid in NASHA gels is therefore almost identical to that found in the body, as only about 1% of the molecule is modified.”

•

“NASHA™ Gel Half-Life (head line) – The residence time of NASHA gels depends on the size of the gel beads, the degree of hyaluronic acid cross-linkage, the concentration of stabilized hyaluronic acid in the gel and the presence of inflammatory reactions in the area where it is injected.”

•	“The manufacturing of NASHA™ gel is performed under controlled conditions at Q-Med AB, Uppsala, Sweden. The manufacturing includes the stabilization of hyaluronic acid to form NASHA gel.”

•	“The hyaluronic acid used in the manufacture of NASHA™ is biosynthesized from a non-animal source.”

•	“In NASHA™ gel, a very low degree of stabilization (less than 1%) has proven sufficient to obtain a product with the desired properties.”

•	“Q-Med has created the NASHA™ technology, a science-based technological platform that makes it possible to design products with special properties to address different intended uses and patient needs.

•	“The hospital healthcare segment includes products based on NASHA™ gels containing dextranomer beads for use in the treatment of urinal and fecal incontinence.”

NASHA Design Mark

QMS may only use the design mark (depicted below) on the Deflux and Solesta products labelling as provided by Q-Med under the Supply Agreement. For use in any other context QMS shall acquire Q-Med’s prior approval in each case.

SCHEDULE 4.2(a)(ii)

1.	Solesta PMA Approval Clinical Trial

Title: “Randomized, Subject and Evaluator Blinded, Sham-Controlled, Multi-Center Study to Evaluate Efficacy and Safety of NASHA/Dx for the Treatment of Fecal Incontinence”. Study number 33DA0404.

Q-Med and QMS shall each pay one half of the clinical study cost for the PMA study up to the time point for the primary objective of the study. The total costs are:

(i) 2008 – [*]. QMS will pay its portion of these costs ([*]) at Closing (as defined in the SPA).

(ii) 2009 – [*]. QMS will pay one-half of its obligations ([*]) at Closing, and the remaining one-half ([*]) on November 30, 2009.

Any additional study cost for 2008 and 2009 will be paid by Q-Med.

The remaining study costs (considered to be a post market follow-up) shall be paid by QMS.

(iii) 2010 – [*].

(iv) 2011 – [*].

(v) 2012 – [*].

QMS will pay one-half of its annual obligations under clauses (iii) – (v) on January 31 of the respective year, and the other half on November 30 of such year.

2.	Solesta PMCS Trial

Title: “Open Non-comparative Post-Marketing Multi-Center Study to Evaluate Safety and Efficacy of Solesta for the Treatment of Fecal Incontinence”. Study number 33DA0605.

Q-Med and QMS shall each pay one half of the clinical study cost for the PMCS study up to the time point for the primary objective of the study. The total costs are:

(i) 2008 – [*]. QMS will pay its portion of these costs ([*]) at Closing.

(ii) 2009 – [*]. QMS will pay one-half of its obligations ([*]) at Closing, and the remaining one-half ([*]) on November 30, 2009.

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

(iii) 2010 – [*]

(iv) 2011 – [*]

QMS will pay one-half of its annual obligations under clauses (iii) and (iv) on January 31 of the respective year, and the other half on November 30 of such year.

Any additional study cost for the PMCS Study during 2008–2011 will be paid by Q-Med.

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

SCHEDULE 8.1(c)

[*]

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.